RESTATED AGREEMENT


                              AND


                        PLAN OF MERGER


                             Among

                        Paychex, Inc,.

                     Paychex Merger Corp.

                              and

                    Pay-Fone Systems, Inc.




                        May 8, 1995

                       TABLE OF CONTENTS


                                                          Page


ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . .1

ARTICLE II - THE MERGER; EFFECTIVE TIME; CLOSING. . . . . . .6
     The Merger . . . . . . . . . . . . . . . . . . . . . . .6
     Effective Time . . . . . . . . . . . . . . . . . . . . .6
     Closing. . . . . . . . . . . . . . . . . . . . . . . . .6

ARTICLE III -  TERMS OF MERGER. . . . . . . . . . . . . . . .7
     Articles of Incorporation. . . . . . . . . . . . . . . .7
     The By-Laws. . . . . . . . . . . . . . . . . . . . . . .7
     Directors. . . . . . . . . . . . . . . . . . . . . . . .7
     Officers . . . . . . . . . . . . . . . . . . . . . . . .7

ARTICLE IV - MERGER CONSIDERATION; CONVERSION OF
  CANCELLATION OF SHARES IN THE MERGER. . . . . . . . . . . .7
     Share Consideration; Conversion or
       Cancellation of Shares in the Merger . . . . . . . . .7
     Payment for Shares in the Merger . . . . . . . . . . . 11
     Fractional Shares. . . . . . . . . . . . . . . . . . . 13
     Transfer of Shares after the Effective Time. . . . . . 13

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PAY-FONE. . . 13
     Organization, Etc. of Pay-Fone . . . . . . . . . . . . 13
     Operations of Subsidiary . . . . . . . . . . . . . . . 14
     Agreement. . . . . . . . . . . . . . . . . . . . . . . 15
     Capital Stock. . . . . . . . . . . . . . . . . . . . . 15
     Litigation . . . . . . . . . . . . . . . . . . . . . . 16
     Compliance with Other Instruments, Etc.. . . . . . . . 16
     Employee Benefit Plans . . . . . . . . . . . . . . . . 17
     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 19
     Intellectual Property. . . . . . . . . . . . . . . . . 19
     Documents, Reports and Financial Statements. . . . . . 19
     Absence of Certain Changes or Events . . . . . . . . . 20
     Contracts and Leases . . . . . . . . . . . . . . . . . 20
     Affiliated Transactions. . . . . . . . . . . . . . . . 21
     Brokers and Finders. . . . . . . . . . . . . . . . . . 21
     Registration Statement and
       Proxy Statement/Prospectus . . . . . . . . . . . . . 21
     Tax Matters. . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF
  PAYCHEX AND MERGER SUB. . . . . . . . . . . . . . . . . . 22
     Organization, Etc. of Paychex. . . . . . . . . . . . . 22
     Operations of Subsidiaries . . . . . . . . . . . . . . 23
     Agreement. . . . . . . . . . . . . . . . . . . . . . . 23
     Capital Stock. . . . . . . . . . . . . . . . . . . . . 24
     Authorization for Paychex Common Stock . . . . . . . . 24
     Litigation . . . . . . . . . . . . . . . . . . . . . . 24
     Compliance with Other Instruments, Etc.. . . . . . . . 25
     Intellectual Property. . . . . . . . . . . . . . . . . 25
     Documents, Reports and Financial Statements. . . . . . 26
     Absence of Certain Changes or Events . . . . . . . . . 27

     Contracts and Leases . . . . . . . . . . . . . . . . . 26
     Brokers and Finders. . . . . . . . . . . . . . . . . . 26
     S-4 Registration Statement and
       Proxy Statement/Prospectus . . . . . . . . . . . . . 26
     Tax Matters. . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE VII -  ADDITIONAL COVENANTS AND AGREEMENTS. . . . . 27
     Conduct of Business of Pay-Fone and Its Subsidiary . . 27
     Transactions . . . . . . . . . . . . . . . . . . . . . 30
     Meeting of Shareholders. . . . . . . . . . . . . . . . 31
     Registration Statement . . . . . . . . . . . . . . . . 32
     Reasonable Efforts . . . . . . . . . . . . . . . . . . 32
     Access to Information. . . . . . . . . . . . . . . . . 34
     Registration and Listing of Paychex Common Stock . . . 35
     Affiliates of Paychex and Pay-Fone . . . . . . . . . . 35
     Certain Covenants of Paychex . . . . . . . . . . . . . 36
     Amendment to Disclosure Statement. . . . . . . . . . . 36

ARTICLE VIII - CONDITIONS . . . . . . . . . . . . . . . . . 37
     Conditions to Each Party's Obligations . . . . . . . . 37
          Shareholder Approval. . . . . . . . . . . . . . . 37
          Governmental Consents, Etc. . . . . . . . . . . . 37
          No Injunction . . . . . . . . . . . . . . . . . . 37
          Registration Statement. . . . . . . . . . . . . . 38
          Listing of Paychex Common Stock on NASDAQ . . . . 38
          Blue Sky Approvals. . . . . . . . . . . . . . . . 38
          Third Party Consents. . . . . . . . . . . . . . . 38

     Conditions to Obligations of Paychex and Merger Sub. . 38
          Representations and Warranties True . . . . . . . 38
          Performance . . . . . . . . . . . . . . . . . . . 39
          Compliance Certificate. . . . . . . . . . . . . . 39
          Opinion of Counsel for Pay-Fone . . . . . . . . . 39
          Proceedings . . . . . . . . . . . . . . . . . . . 39
          Tax Opinion . . . . . . . . . . . . . . . . . . . 39
          Pooling Opinion . . . . . . . . . . . . . . . . . 40
          No Government Proceeding or Litigation. . . . . . 40
          Certain Disclosures . . . . . . . . . . . . . . . 40
          Employment of Leekley . . . . . . . . . . . . . . 40
          Dissenting Shares . . . . . . . . . . . . . . . . 40
          Affiliates Agreement. . . . . . . . . . . . . . . 40
          Escrow and Indemnity Agreement. . . . . . . . . . 41
          Paychex Closing Price . . . . . . . . . . . . . . 41

     Conditions to Obligations of Pay-Fone. . . . . . . . . 41
          Representations and Warranties True . . . . . . . 41
          Performance . . . . . . . . . . . . . . . . . . . 42
          Compliance Certificate. . . . . . . . . . . . . . 42
          Opinion of Counsel for Paychex. . . . . . . . . . 42
          Proceedings . . . . . . . . . . . . . . . . . . . 42
          Paychex Closing Price . . . . . . . . . . . . . . 42
          Certain Disclosures . . . . . . . . . . . . . . . 42
          Certain Adjustments . . . . . . . . . . . . . . . 42

ARTICLE IX - TERMINATION. . . . . . . . . . . . . . . . . . 43
     Termination by Mutual Consent. . . . . . . . . . . . . 43
     Termination by Either Paychex or Pay-Fone. . . . . . . 43
     Effect of Termination and Abandonment. . . . . . . . . 43

ARTICLE X - MISCELLANEOUS AND GENERAL . . . . . . . . . . . 44
     Expenses . . . . . . . . . . . . . . . . . . . . . . . 44
     Notices, Etc.. . . . . . . . . . . . . . . . . . . . . 44
     Amendment, Waivers, Etc. . . . . . . . . . . . . . . . 45
     No Assignment. . . . . . . . . . . . . . . . . . . . . 45
     Entire Agreement . . . . . . . . . . . . . . . . . . . 45
     Specific Performance . . . . . . . . . . . . . . . . . 45
     Remedies Cumulative. . . . . . . . . . . . . . . . . . 45
     No Waivers . . . . . . . . . . . . . . . . . . . . . . 46
     No Third Party Beneficiaries . . . . . . . . . . . . . 46
     Jurisdiction . . . . . . . . . . . . . . . . . . . . . 46
     Public Announcements . . . . . . . . . . . . . . . . . 46
     Governing Law. . . . . . . . . . . . . . . . . . . . . 46
     Name, Captions, Etc. . . . . . . . . . . . . . . . . . 46
     Counterparts . . . . . . . . . . . . . . . . . . . . . 46
     Knowledge. . . . . . . . . . . . . . . . . . . . . . . 47


EXHIBITS

     Pay-Fone Disclosure Statement
     Pay-Fone Systems, Inc. Tax Matters Certificate
     Paychex, Inc. Disclosure Statement
     Paychex, Inc. Tax Matters Certificate

                 AGREEMENT AND PLAN OF MERGER
                 ----------------------------

     This Restated Agreement and Plan of Merger hereby amends and restates as of May 8, 1995 in its entirety that certain Agreement and Plan of Merger dated March 17, 1995 (as so amended and restated, hereinafter called this "Agreement") between PAYCHEX, INC. a Delaware corporation ("Paychex"), PAYCHEX MERGER CORP., a Delaware corporation and a direct Wholly Owned Subsidiary of Paychex ("Merger Sub") and PAY-FONE SYSTEMS, INC., a California corporation ("Pay-Fone").


                    R  E  C  I  T  A  L  S:


     WHEREAS, the Boards of Directors of Paychex, Merger Sub and Pay-Fone each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into Pay-Fone, upon the terms and subject to the conditions of this Agreement;

     WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

     WHEREAS, Paychex, Merger Sub and Pay-Fone desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Paychex, Merger Sub and Pay-Fone hereby agree as follows:

                           ARTICLE I
                           ---------
                          DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Affiliate": as defined in Rule 12b-2 under the Exchange
Act.

     "Affiliates Agreement":  the agreement, referred to in
Section 7.8 hereof, among Paychex, Merger Sub, Pay-Fone, and Affiliates of Pay-Fone, executed by Paychex, Merger Sub, Pay-Fone and some of said Affiliates simultaneously with this Agreement.

     "Affiliates Block": Allied Contractors, Inc., Richard Kelton, David Kelton, Mark Kelton, Allen Kahn, M.D., Edwin Johnson and David L. Malcolm who, as shareholders of Pay-Fone, own in the aggregate in excess of 70% of the outstanding Shares of Pay-Fone.

     "Amex": the American Stock Exchange.

     "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement
(including pursuant to the Hart-Scott-Rodino Antitrust
Improvement Act of 1976) by, or filing, registration, qualification, declaration or designation with, any Governmental
Body.

     "Benefit Arrangement": As defined in Section 5.7(a).

     "CGCL":  The California General Corporation Law.

     "Certificate of Merger": The certificate of merger with respect to the merger of Merger Sub with and into Pay-Fone, containing the provisions required by, and executed in accordance with, Section 1103 of the CGCL and Section 252 of the DGCL.

     "Certificates":  As defined in Section 4.2(b).

     "Closing":  The closing of the Merger.

     "Closing Date":  The date on which the Closing occurs.

     "Closing Price": On any day, the last reported sale price of one share of Paychex Common Stock on NASDAQ or such other market as may from time to time be the principal market for Paychex Common Stock.

     "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "DGCL":  The Delaware General Corporation Law.

     "Dissenting Share": Share held by any Pay-Fone stockholder who exercises and perfects dissenters rights under CGCL Sections
1300 et seq.

     "Effective Time":  As defined in Section 2.2.

     "Employee Plan":  As defined in Section 5.7(a).

     "Employees":  As defined in Section 5.7(a).

     "ERISA":  The Employee Retirement Income Security  Act of
1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "ERISA Affiliates": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with Pay-Fone or any of its

Subsidiaries under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

     "Excess Shares":  As defined in Section 4.3.

     "Exchange Act": The Securities Exchange Act of 1934, as amended.

     "Exchange Agent":  As defined in Section 4.2(a).

     "Exchange Fund":  As defined in Section 4.2(a).

     "Exchange Ratio":  As defined in Section 4.1(a).

     "General Adjustment":   As defined in Section 4.1(a).

     "Fractional Securities Fund":  As defined in Section 4.3.

     "Governmental Body": Any Federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "Intellectual Property": All industrial and intellectual property rights including, but not limited to, Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists. "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by Pay-Fone or Paychex and its Subsidiaries, as the case may be, pertaining to any product, software or service manufactured, marketed, licensed or sold by Pay-Fone or Paychex and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

     "Merger Sub":  Paychex Merger Corp., a Delaware corporation.

     "Merger":  The merger of Merger Sub with and into Pay-Fone.

     "NASD":  The National Association of Securities Dealers,
Inc.

     "NASDAQ":  The NASD Automated Quotation System.

     "Option":  As defined in Section 4.1(f).

     "Pay-Fone": Pay-Fone Systems, Inc., a California corporation.

     "Pay-Fone Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by Pay-Fone to Paychex.

     "Pay-Fone SEC Reports": As defined in Section 5.10.


     "Pay-Fone Stock Option Plans":  Pay-Fone Systems, Inc. 1981
Incentive Stock Option Plan; Pay-Fone Systems, Inc. 1983
Incentive Stock Option Plan; Pay-Fone Systems, Inc. 1987
Incentive Stock Option Plan; Pay-Fone Systems, Inc. 1990
Incentive Stock Option Plan; Pay-Fone Systems, Inc. 1993
Incentive Stock Option Plan; and stock option agreements with various directors covering an aggregate of 90,000 Shares.

     "Pay-Fone Subsidiary":  Concentric Computer Corp., a Wholly-
Owned Subsidiary of Pay-Fone.

     "Pay-Fone Tax Matters Certificate":  As defined in Section
5.16.

     "Paychex":  Paychex, Inc., a Delaware corporation.

     "Paychex Closing Price": With respect to one share of Paychex Common Stock as constituted upon and after payment of the Paychex 1995 Stock Split, the seventeen trading days average of the Closing Prices for a share of Paychex Common Stock during the eight trading days commencing with May 26, 1995 and terminating on June 7, 1995 and two-thirds (2/3) of the Closing Prices for a share of Paychex Common Stock (as then constituted) during the nine trading days commencing on May 15, 1995 and terminating on May 25, 1995; provided, however, that:

             (i) if the Paychex Closing Price is greater than Twenty-Eight Dollars and Sixty-Seven Cents ($28.67), but no more than Thirty Dollars and Sixty-Seven Cents ($30.67), subject in each case to appropriate adjustment to reflect any event described in the final sentence of Section 4.1(a), other than the Paychex 1995 Stock Split, the Paychex Closing Price shall be deemed for purposes of Section 4.1(a) of this Agreement to be Twenty-Eight Dollars and Sixty Seven Cents ($28.67);

             (ii) if the Paychex Closing Price is greater than Thirty Dollars and Sixty-Seven Cents ($30.67) subject to appropriate adjustment to reflect any event described in the final sentence of Section 4.1(a), other than the Paychex 1995 Stock Split, the Paychex Closing Price shall be deemed for purposes of Section 4.1(a) of this Agreement to be the remainder calculated by subtracting (x) Two Dollars ($2.00) from (y) the Paychex Closing Price;

             (iii) if the Paychex Closing Price is less than Twenty-Four Dollars and Sixty-Seven Cents ($24.67) but not less then Twenty-Two Dollars and Sixty-Seven Cents ($22.67), subject in each case to appropriate adjustment to reflect any event described in the final sentence of Section 4.1(a), other than the Paychex 1995 Stock Split, the Paychex Closing Price shall be deemed for purposes of Section 4.1(a) of this Agreement to be Twenty-Four Dollars and Sixty-Seven ($24.67); and

             (iv) if the Paychex Closing Price is less than Twenty-Two
          Dollars and Sixty-Seven Cents ($22.67) subject to appropriate adjustment to reflect any event described in the final sentence of Section 4.1(a), other than the Paychex 1995 Stock Split, the Paychex Closing Price shall be deemed for purposes of Section
          4.1(a) of this Agreement to be the sum of (r) Two Dollars ($2.00) and
          (s) the Paychex Closing Price.

     "Paychex Common Stock":  Shares of Common Stock, par value
$.01 per share, of Paychex.

     "Paychex Companies":  Paychex and any Wholly-Owned
Subsidiary of Paychex.

     "Paychex Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by Paychex to Pay-
Fone.

        "Paychex 1995 Stock Split": A 3-for-2 stock split of Paychex Common Stock in the form of a stock dividend declared by the Board of Directors of Paychex and payable on May 25, 1995 to stockholders of record on May 2, 1995.

     "Paychex SEC Reports":  As defined in Section 6.9(a).

     "Paychex Tax Matters Certificate":  As defined in Section
6.14.

     "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

     "Positive Adjustment":  As defined in Section 4.1(a).

     "Proxy Statement/Prospectus":  As defined in Section 7.4.

     "Respective Representatives":  As defined in Section 7.6.

     "S-4 Registration Statement":  As defined in Section 7.4.

     "SEC":  The Securities and Exchange Commission.

     "Securities Act":  The Securities Act of 1933, as amended.

     "Share Consideration":  As defined in Section 4.1(b).

     "Shareholders Meeting":  As defined in Section 7.3.

     "Shares": The shares of Common Stock, par value $.10 per share, of Pay-Fone.

     "Significant Subsidiary": As defined under Rule 12b-2 of the Exchange Act.

     "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

     "Surviving Corporation": The surviving corporation in the Merger.

     "Tax Claim Adjustment":  As defined in Section 4.1(a).

     "Wholly-Owned Subsidiary": A Subsidiary of which 100% of the equity interest is owned directly or indirectly by the parent company.


                          ARTICLE II
                          ----------
              THE MERGER; EFFECTIVE TIME; CLOSING


     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Pay-Fone in accordance with the provisions of
Section 252 of the DGCL and with the effect provided in Section 1107 of the CGCL. The separate corporate existence of Merger Sub shall thereupon cease and Pay-Fone shall be the Surviving Corporation and shall continue to be governed by the laws of the State of California. At the election of Paychex, any other Wholly-Owned Subsidiary of Paychex may be substituted for Merger Sub as a constituent corporation in the Merger, provided that the parties shall have executed an appropriate amendment to this Agreement in form and substance reasonably satisfactory to Pay-Fone and Paychex in order to reflect such substitution.


     2.2 Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Merger), and an Agreement of Merger, with officers' certificates of the constituent corporations attached shall have been accepted for filing by the Secretary of State of the State of California, which shall be the Closing Date or as soon as practicable thereafter.

     2.3 Closing. Subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (i) at the offices of Pay-Fone, 8100 Balboa Drive, Van Nuys, California 91406, following adjournment of the meeting of Pay-Fone shareholders called to consider this Agreement, provided that the parties have received the last Authorization required by Section 8.1(a) and (b) or (ii) at such other place and/or time and/or on such other date as Paychex and Pay-Fone may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII. Paychex and Pay- Fone agree to take such actions as may be reasonably necessary and appropriate in order to obtain each Authorization so required and to fulfill such conditions.


                          ARTICLE III
                          -----------
                        TERMS OF MERGER

     3.1  Articles of Incorporation.  The Articles of
Incorporation of Pay-Fone as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the CGCL.

     3.2 The By-Laws. The By-Laws of Pay-Fone in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Articles of Incorporation of the Surviving Corporation and of the CGCL.

     3.3 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving Corporation's Articles of Incorporation and By-Laws. To that end, Pay-Fone agrees to increase the number of directors which comprise its entire Board of Directors, effective at the Effective Time, from six to seven.

     3.4 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws and the CGCL.

                          ARTICLE IV
                          ----------
              MERGER CONSIDERATION; CONVERSION OR
             CANCELLATION OF SHARES IN THE MERGER

     4.1 Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the Shares of Pay-Fone shall be converted as follows:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Paychex and any Dissenting Share) shall be converted into the right to receive and become exchangeable for that number of shares of Paychex Common Stock equal to ER ("Exchange Ratio") determined in accordance with the following formula:

          ER =         TV
               ------------------
                 PCP x OSO

where

          ER is the Exchange Ratio so computed;

          TV is the total value calculated by subtracting from $10,475,000 the sum of the (i) Tax Claim Adjustment, and (ii)
General Adjustment, which sum shall be offset (but not to a negative number) by the Positive Adjustment.

          PCP is the Paychex Closing Price; and

          OSO is the sum of (i) the number of Shares issued and outstanding at the close of business on June 7, 1995, excluding, however, any such Shares owned by Paychex, and (ii) the number of Shares issuable upon exercise of then immediately exercisable options outstanding under Pay-Fone Stock Option Plans at the close of business on June 7, 1995.

      For purposes of this Agreement and this Section 4.1(a) in particular:

          "Tax Claim Adjustment" is the sum of all amounts expended by Pay-Fone between the date hereof and June 7, 1995 (other than time spent by regular employees of Pay-Fone in the ordinary discharge of their responsibilities) in contesting and resolving claims asserted by the Internal Revenue Service against Pay-Fone for fiscal years 1987 through 1991 and described more fully in the Pay-Fone Tax Matters Certificate delivered to Paychex and Merger Sub pursuant hereto, and claims for California state income or franchise tax based on the same facts and for the same periods, including without limitation professional fees, taxes, interest and penalties, if any;

           "General Adjustment" is the amount by which (A) the aggregate of all losses, costs, damages or expenses (excluding, however, all losses, costs, damages or expenses which have been or are to be taken into account in calculating the Tax Claim Adjustment), each of which exceeds in amount $25,000 and would be suffered by Paychex absent the adjustment contemplated by the definition of "TV" in Section 4.1(a) hereof, resulting from any breach of warranty, misrepresentation, omission or failure to perform any covenant contained herein by Pay-Fone and which are identified in notices given by Paychex to Pay-Fone prior to June 8, 1995, exceeds (B) $175,000; provided, however, that for purposes of this General Adjustment only, the determination of whether there has been a breach of warranty, misrepresentation, omission or failure to perform shall be made without regard to whether the relevant warranty, representation or covenant requires that the consequences of a breach, misrepresentation, omission or failure be material or materially adverse in order to be considered to be in violation of this Agreement. Pay-Fone undertakes to advise Paychex of all matters of which it becomes aware prior to June 8, 1995 which should be taken into account in computing the General Adjustment hereunder;
     and

          "Positive Adjustment" is the sum of all of the benefits (including tax benefits arising out of issues other than those asserted by the Internal Revenue Service against Pay-Fone for the fiscal years 1987 through 1991), each of which exceeds in amount $25,000 and would be enjoyed by Paychex upon the Closing of the Merger, which are identified in notices given by Pay-Fone to Paychex prior to June 8, 1995 and relate to or arise out of (i) conditions or circumstances which are better or more favorable to a company acquiring Pay-Fone than the conditions or circumstances warranted or represented by Pay-Fone hereunder or (ii) a performance of an obligation by Pay-Fone hereunder that is more beneficial to a company acquiring Pay-Fone than the performance that is required hereunder. Paychex undertakes to advise Pay- Fone of all matters of which it becomes aware prior to June 8, 1995 which should be taken into account in computing the Positive Adjustment hereunder.

     If, prior to the Effective Time, Paychex should split or combine the Paychex Common Stock, or pay a stock dividend or other stock distribution in Paychex Common Stock, or otherwise change the Paychex Common Stock into any other securities, or make any other dividend or distribution on the Paychex Common Stock (other than normal quarterly cash dividends as the same may be adjusted from time to time in the ordinary course and other than the Paychex 1995 Stock Split which has already been taken into account hereunder), or establish a record date prior to the Effective Time with respect to any of the foregoing, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

          (b) All Shares to be converted into Paychex Common Stock pursuant to this Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.2, the amount of Paychex Common Stock specified above (the "Share Consideration") and cash in lieu of fractional shares of Paychex Common Stock as contemplated by Section 4.3.

          (c) Each Share, if any, issued and outstanding and owned by Paychex immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (d) Each Dissenting Share shall be converted into the right to receive payment from Pay-Fone with respect thereto in accordance with the provisions of the CGCL.

          (e) The outstanding shares of capital stock of the Merger Sub shall not be changed or converted as a result of the Merger and shall, at the Effective Time, be the only issued and outstanding capital stock of the Surviving Corporation.

          (f) Each outstanding option to purchase Shares (each, an "Option") issued pursuant to the Pay-Fone Stock Option Plans (collectively, the "Option Plans") set forth in the Pay-Fone SEC Reports or the Pay-Fone Disclosure Schedule, whether or not vested or exercisable, shall be assumed by Paychex and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of shares of Paychex Common Stock equal to the product of the Exchange Ratio and the number of Shares subject to such Option, at a price per share equal to the aggregate exercise price for the Shares subject to such Option divided by the number of full shares of Paychex Common Stock deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of Paychex Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the exercise of such Option for the final whole share that may be acquired thereunder, a cash payment shall be made for any fractional share based upon the Closing Price of Paychex Common Stock on the trading day next preceding such exercise, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("qualified stock options), the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code.

     Paychex shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Paychex Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 4.1(f). Paychex shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to Paychex Common Stock subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

     4.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

          (a) At the Effective Time, Paychex shall make available to an exchange agent selected by Paychex and reasonably acceptable to Pay-Fone (the "Exchange Agent") through or on behalf of Merger Sub, for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, certificates representing a sufficient number of shares of Paychex Common Stock to effect the delivery of the aggregate consideration required to be issued pursuant to Section 4.1 (the certificates representing Paychex Common Stock comprising such aggregate consideration being hereinafter referred to as the "Exchange Fund").
The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Paychex Common Stock contemplated to be issued pursuant to Section 4.1 and this Section 4.2 and effect the redemption provided for in Section 4.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 4.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Share Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration and any cash in lieu of fractional shares of Paychex Common Stock as contemplated by Section 4.3 with respect to each of the Shares represented thereby.

              No dividends or other distributions that are declared after the Effective Time on Paychex Common Stock and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Paychex Common Stock until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the shares of Paychex Common Stock are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Paychex Common Stock between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the shares of Paychex Common Stock are issued any dividends or other distributions on such Paychex Common Stock which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

              If any cash or any certificate representing
Paychex Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Paychex Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

              Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any shares of Paychex Common Stock or dividends thereon or, in accordance with
Section 4.3, proceeds representing fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Paychex Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Paychex Common Stock for the account of the Persons entitled thereto.

          (c) Certificates surrendered for exchange by any Person constituting an Affiliate of Pay-Fone at the Effective Time shall not be exchanged for certificates representing Paychex Common Stock until Paychex has received a written agreement from such Person as provided in Section 7.8 or, if no such written agreement is received, the third anniversary of the Effective Time.

          (d) Any portion of the Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former shareholders of Pay-Fone for one year after the Effective Time shall be delivered to Pay-Fone upon demand of Pay-Fone, and any former shareholders of Pay-Fone shall thereafter look only to Pay-Fone for payment of their claim for the Share Consideration for the Shares or for any cash in lieu of fractional shares of Paychex Common Stock.

          (e) Any portion of the Exchange Fund and the Fractional Securities Fund which is attributable to Dissenting
Shares shall be delivered to Pay-Fone upon demand of Pay-Fone.

     4.3  Fractional Shares.  No fractional shares of Paychex
Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a share of Paychex Common
Stock upon surrender of the Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the proceeds from the redemption by Paychex at the Paychex Closing Price as applied for purposes of Section 4.1(a) of this Agreement from the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Paychex Common Stock issued pursuant to this Article IV. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Paychex Common Stock delivered to the Exchange Agent by Paychex over (ii) the aggregate number of full shares of Paychex Common Stock to be distributed to holders of Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Shares, shall deliver the Excess Shares to Paychex for redemption against receipt of an amount equal to the Paychex Closing Price as applied for purposes of Section 4.1(a) hereof for each Excess Share. Until such proceeds have been distributed to the former shareholders of Pay-Fone, the Exchange Agent will hold such proceeds in trust for such former shareholders (the "Fractional Securities Fund"). As soon as practicable after receipt of cash to be paid to former shareholders of Pay-Fone in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

     4.4 Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of Pay-Fone after the Effective Time.

                           ARTICLE V
                           ---------
          REPRESENTATIONS AND WARRANTIES OF PAY-FONE

     Pay-Fone hereby represents and warrants to Paychex as of March 17, 1995 that, except as set forth in the Pay-Fone Disclosure Statement:

     5.1 Organization, Etc. of Pay-Fone. Pay-Fone is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by Pay- Fone to be conducted, to enter into this Agreement and to carry out the provisions of the Agreement and consummate the transactions contemplated hereby. Pay-Fone is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole. Pay-Fone has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole. Pay- Fone is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of Pay-Fone, threatened, which affects or would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole.

     5.2  Operations of Subsidiary.  The Subsidiary of Pay-Fone
(a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole, (c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of Pay-Fone or its Subsidiary, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole.

     5.3 Agreement. This Agreement and the consummation of the transactions contemplated hereby have been unanimously approved by the Board of Directors of Pay-Fone and have been duly authorized by all other necessary corporate action on the part of Pay-Fone (except for the approval of Pay-Fone's shareholders contemplated by Section 7.3). This Agreement has been duly executed and delivered by a duly authorized officer of Pay-Fone and constitutes a valid and binding agreement of Pay-Fone, enforceable against Pay-Fone in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability which may affect the enforcement of creditors' rights generally and by general equitable principles. Pay-Fone has delivered to Paychex true and correct copies of resolutions adopted by the Board of Directors of Pay-Fone approving this Agreement.

     5.4 Capital Stock. The authorized capital stock of Pay-Fone consists of 10,000,000 shares of Common Stock $.10 par value, of which 1,484,233 shares are outstanding as of the date hereof. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Pay-Fone is entitled to preemptive rights. All outstanding shares of capital stock of Pay-Fone Subsidiary are owned by Pay-Fone, free and clear of all liens, charges, claims, encumbrances, and options of any nature. Pay-Fone has initiated action to merge the Pay-Fone Subsidiary with and into Pay-Fone pursuant to Section 1110 of the CGCL. In the event such merger occurs prior to the Effective Time, from and after the time the merger of the Pay-Fone Subsidiary with and into Pay-Fone is effective all references herein to the Pay-Fone Subsidiary shall be considered to be references to Pay-Fone.

          There are outstanding on the date hereof no options, warrants or other rights to acquire capital stock from Pay-Fone, except options representing in the aggregate the right to purchase up to 282,855 Shares pursuant to the Pay-Fone Stock Option Plans and there are no other Shares reserved for issuance. The Pay-Fone options outstanding on the date of this Agreement are exercisable with respect to 123,710 Shares and will not be exercisable as to more Shares until July 17, 1995 when (if outstanding) they shall be exercisable as to an additional 4,110 Shares.

     5.5 Litigation. Except as disclosed in Pay-Fone SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Pay-Fone, threatened against Pay-Fone or its Subsidiary (or any Employee Plan or Benefit Arrangement), or any property of Pay-Fone or its Subsidiary (including Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings which, in the aggregate, (a) do not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole or (ii) the ability of Pay-Fone to perform its obligations under this Agreement.

     5.6 Compliance with Other Instruments, Etc. Neither Pay-Fone nor its Subsidiary is in violation of any term of (a) its charter, by-laws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on
(i) the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole or (ii) the ability of Pay-Fone to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Pay-Fone will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter, by-laws or other organizational document of Pay-Fone or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on Pay-Fone or its Subsidiary to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of Pay-Fone or its Subsidiary pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole or (ii) the ability of Pay-Fone to perform its obligations under this Agreement.

     5.7  Employee Benefit Plans.

          (a) The Pay-Fone SEC Reports or the Pay-Fone Disclosure Statement sets forth as to Pay-Fone and its Subsidiary a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which Pay-Fone has (A) any material liability with respect to current or former employees, agents, directors, or independent contractors of Pay-Fone and its Subsidiary ("Employees") or (B) any obligation to issue capital stock of Pay-Fone or its Subsidiary (each, an "Employee Plan"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock, or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employees (other than directors' and officers' liability insurance policies), whether or not insured or funded
(A) pursuant to which Pay-Fone or its Subsidiary has any material liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of Pay-Fone or its Subsidiary (each, a "Benefit Arrangement"). No such Benefit Arrangements constituting employment or severance agreements are in the aggregate material to Pay-Fone and its Subsidiary taken as a whole. Pay-Fone has used its reasonable efforts to provide to Paychex with respect to each Employee Plan and Benefit Arrangement, (i) a true and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement (including amendments and agreements or forms of agreement relating thereto) or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable;
(iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.
Any such Employee Plans and Benefit Arrangements with respect to which such materials are not so provided are not in the aggregate material to Pay-Fone and its Subsidiary taken as a whole.

          (b) Each Employee Plan and Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code. Neither Pay-Fone nor its Subsidiary nor any current or former directors, officers, or employees, nor, to the best knowledge of Pay-Fone, any other disqualified person or party-in-interest with respect to any Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which Pay-Fone or its Subsidiary could have or has any material liability. All contributions required to be made to the Employee Plans and Benefit Arrangements have been made in a timely fashion. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and each related trust is exempt from taxation under Section 501(a) of the Code.

          (c) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events), constitutes an event under any Employee Plan, Benefit Arrangement, loan to, or individual agreement or contract with, an Employee that may result in any material payment

(whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or forgiveness of any loan or other commitment of any Employees.

          (d) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to Pay-Fone's knowledge, threatened, with respect to any Employee Plan or Benefit
Arrangement.

          (e) No amounts paid or payable by Pay-Fone or its Subsidiary to or with respect to any Employee will fail to be deductible for federal income tax purposes by reason of Section
280G of the Code.

          (f) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including, without limitation, death or medical benefits, other than coverage mandated by Section 4980B of the Code.

          (g) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Pay-Fone or its Subsidiary; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of Pay-Fone, there has not been any organizing effort by any union or other group seeking to represent any employees of Pay-Fone or its Subsidiary as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppage or other labor troubles, other than routine grievance matters, now pending, or, to Pay-Fone's knowledge, threatened against Pay-Fone or its Subsidiary, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Pay-Fone or its Subsidiary at any time within two years of this Agreement.

     5.8 Taxes. Except as set forth in the Pay-Fone Tax Matters Certificate, each of Pay-Fone and its Subsidiary has filed all federal, state, county, local and foreign tax returns required to be filed by it and has paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in Pay-Fone's or its Subsidiary's financial statements (and, to the extent material, such reserves have been accurately described to Paychex); there are no assessments or adjustments that have been asserted in writing against Pay-Fone or its Subsidiary for any period for which Pay-Fone or its Subsidiary has not made appropriate reserves (if any are appropriate) in Pay-Fone's financial statements; and Pay-Fone has established on its books and records reserves appropriate in all material respects for the payment of all taxes not yet due and payable.

     5.9 Intellectual Property. Pay-Fone owns or has the defensible right to use, the Intellectual Property used in Pay-Fone's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and its Subsidiary taken as a whole.

     5.10 Documents, Reports and Financial Statements.

          (a) Pay-Fone has filed all reports (including, without limitation, proxy statements) required to be filed with the SEC since July 1, 1991 (collectively, the "Pay-Fone SEC Reports"), and has previously furnished or made available to Paychex true and complete copies thereof, amended through the date hereof. None of the Pay-Fone SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in Pay-Fone SEC Reports presents fairly, in all material respects, the financial position of Pay-Fone as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the changes in financial position of Pay-Fone for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of Pay-Fone SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

          (b) Pay-Fone has not made any misstatements of fact, or omitted to disclose any fact, to any federal or state regulatory authority, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject or would be reasonably expected (so far as can be foreseen at the time) to subject any licenses or approvals referred to in Section 5.1 to revocation or failure to renew, except where such revocation or failure to renew, individually or in the aggregate, does not have and would not be reasonably expected to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone.

          (c) Each of the documents, agreements and records delivered by Pay-Fone to Paychex or its advisors is true and complete in all material respects, and no written information delivered by Pay-Fone to Paychex, including, but not limited to, the Pay-Fone Disclosure Statement, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.11 Absence of Certain Changes or Events. During the period since December 31, 1994, (a) the business of Pay-Fone and its Subsidiary has been conducted only in the ordinary course, consistent with past practice, (b) neither Pay-Fone nor its Subsidiary has entered into any material transaction other than in the ordinary course, consistent with past practice, and (c) there has not been any material adverse change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of Pay-Fone and its Subsidiary taken as a whole (other than as a result of economic or political developments of general applicability).

     5.12 Contracts and Leases. The Pay-Fone SEC Reports contain an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act and the applicable rules and regulations thereunder. Pay-Fone has provided Paychex a list of all material contracts, leases, agreements or understandings, whether written or oral, to which the Pay-Fone Subsidiary is a party. Each of such contracts, leases, agreements and understandings which has not expired or otherwise terminated is in full force and effect and (a) neither Pay-Fone, its Subsidiary nor, to Pay-Fone's best knowledge, any other party thereto, has materially breached or is in material default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice would constitute such a material breach or default, (c) no claim of material default thereunder has, to Pay-Fone's best knowledge, been asserted or threatened and (d) neither Pay-Fone, its Subsidiary nor, to Pay-Fone's best knowledge any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone.

     5.13 Affiliated Transactions. The Pay-Fone SEC Reports contain an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, with or on behalf of any Affiliate of Pay-Fone, to which Pay-Fone or its Subsidiary is a party or is otherwise bound and which is required to be described in or filed as an exhibit to any Pay-Fone SEC Report pursuant to the Exchange Act and the applicable rules and regulations thereunder. There are no transactions between the Pay-Fone Subsidiary and any Affiliate of such Subsidiary, other than Pay-Fone.

     5.14 Brokers and Finders. Neither Pay-Fone nor its Subsidiary has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     5.15 S-4 Registration Statement and Proxy
Statement/Prospectus. None of the information supplied by Pay-Fone which is contained in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time any event with respect to Pay-Fone or its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, Pay-Fone shall notify Paychex thereof by reference to this
Section 5.15 and shall provide appropriate information regarding such event for inclusion in such amendment or supplement. Any such amendment or supplement shall be considered to be part of the S-4 Registration Statement or the Proxy Statement/Prospectus for purposes of this Section. The Proxy Statement/Prospectus will (with respect to Pay-Fone) comply as to form in all material respects with the requirements of the Exchange Act.

     5.16 Tax Matters. The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of Pay-Fone attached to the Pay-Fone Disclosure Statement (the "Pay-Fone Tax Matters Certificate") are true and correct in all material respects and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.


                          ARTICLE VI
                          ----------
   REPRESENTATIONS AND WARRANTIES OF PAYCHEX AND MERGER SUB

     Paychex and Merger Sub each represents and warrants to Pay-
Fone as of March 17, 1995 that, except as set forth in the Paychex Disclosure Statement:

     6.1 Organization, Etc. of Paychex. Paychex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by Paychex to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. Paychex is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole. Paychex has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole. Paychex is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of Paychex, threatened, which affects or would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole.

     6.2  Operations of Subsidiaries.  Each Subsidiary of Paychex
(a) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole,
(b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time( to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole,
(c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of Paychex or such Subsidiary, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole.

     6.3 Agreement. This Agreement and the consummation of the transactions contemplated hereby have been approved by the respective Boards of Directors or Executive Committees of Paychex and Merger Sub and have been duly authorized by all other necessary corporate action on the part of Paychex and Merger Sub.
This Agreement has been duly executed and delivered by a duly authorized officer of each of Paychex and Merger Sub and constitutes a valid and binding agreement of Paychex and Merger
Sub, enforceable against Paychex and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. Paychex has delivered to Pay-Fone true and correct copies of resolutions adopted by the Board of Directors of each of Paychex and Merger Sub approving this agreement.

     6.4 Capital Stock. The authorized capital stock of Paychex consists of 50,000,000 shares of Paychex Common Stock, $.01 par value per share. All of the outstanding shares of capital stock of Paychex are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock Paychex is entitled to preemptive rights. As of the close of business on January 31, 1995, 29,987,596 shares of Paychex Common Stock were issued and outstanding. Except as disclosed in the Paychex SEC Reports, all outstanding shares of capital stock of Merger Sub and the Significant Subsidiaries of Paychex are owned by Paychex or a Wholly-Owned Subsidiary of Paychex, free and clear of all liens, charges, encumbrances, claims and options of any nature. As of the closing of business on January 31, 1995, there were 941,340 shares of Paychex Common Stock reserved for issuance pursuant to Paychex Stock Option Plans and there were no other shares reserved for issuance.

     6.5 Authorization for Paychex Common Stock. Prior to the Effective Time, Paychex will have taken all necessary action to permit it to issue the number of shares of Paychex Common Stock required to be issued pursuant to Article IV. The Paychex Common Stock issued pursuant to Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Paychex will have any preemptive right of subscription or purchase in respect thereof. The Paychex Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws.

     6.6 Litigation. Except as disclosed in the Paychex SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Paychex, threatened against Paychex or any of its Subsidiaries, or any property of Paychex or any such Subsidiary (including Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings which, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole or (ii) the ability of Paychex to perform its obligations under this Agreement.

     6.7 Compliance with Other Instruments, Etc. Neither Paychex nor any Subsidiary of Paychex is in violation of any term of (a) its charter, by-laws or other organizational documents (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordnance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole or (ii) the ability of Paychex to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Paychex will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter or by-laws of Paychex (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree of result in the creation of (or impose any obligation on Paychex or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of Paychex or any of its subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole or (ii) the ability of Paychex to perform its obligations under this Agreement.

     6.8 Intellectual Property. Paychex and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in Paychex' business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole.

     6.9  Documents, Reports and Financial Statements.

          (a) Paychex has filed all reports (including, without limitation, proxy statements) required to be filed with the SEC since June 1, 1991 (collectively, the "Paychex SEC Reports"), and has previously furnished or made available to Pay-Fone true and complete copies of all Paychex SEC Reports. None of the Paychex SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Paychex SEC Reports presents fairly, in all material respects, the consolidated financial position of Paychex and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the changes in financial position of Paychex and Subsidiaries for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements to normal year-end adjustments and any other adjustments described therein. All of the Paychex SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

          (b) Paychex and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any federal or state regulatory authority, or taken or failed to take any action, which misstatements or omissions, actions, or failures to act, individually or in the aggregate, subject or would be reasonably expected (so far as can be foreseen at the time) to subject any licenses or approvals referred to in Section
6.1 or 6.2 to revocation or failure to renew, except where such revocation of failure to renew, individually or in the aggregate, does not have and would not be reasonably expected to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole.

          (c) Each of the documents, agreements and records delivered by Paychex to Pay-Fone or its advisors is true and complete in all material respects and no written information delivered by Paychex to Pay-Fone, including, but not limited to, the Paychex Disclosure contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.10 Absence of Certain Changes or Events. During the period since November 30, 1994, there has not been any material adverse change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of Paychex and its Subsidiaries taken as a whole (other than as a result of economic or political developments of general applicability).

     6.11 Contracts and Leases. The Paychex SEC Reports contain an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act and the applicable rules and regulations thereunder. Each of such contracts, leases, agreements and understandings which has not expired or otherwise terminated is in full force and effect and (a) none of Paychex or its Subsidiaries or, to Paychex' best knowledge, any other party thereto, has materially breached or is in material default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice would constitute such a material breach or default, (c) no claim of material default thereunder has, to Paychex' best knowledge, been asserted or threatened and
(d) none of Paychex or its Subsidiaries or, to Paychex' best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Paychex and its Subsidiaries taken as a whole.

     6.12 Brokers and Finders. Paychex has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     6.13 S-4 Registration Statement and Proxy
Statement/Prospectus. None of the information supplied by Paychex which is contained or incorporated by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will
(a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time any event with respect to Paychex, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, Paychex shall notify Pay-Fone thereof by reference to this Section 6.13 and shall provide appropriate information regarding such event for inclusion in such amendment or supplement. Any such amendment or supplement shall be considered to be part of the S-4 Registration Statement or the Proxy Statement/Prospectus for purposes of this Section. The S-4 Registration Statement will comply (with respect to Paychex) as to form in all material respects with the provisions of the Securities Act.

     6.14 Tax Matters. The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of Paychex attached to the Paychex Disclosure Statement (the "Paychex Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.


                          ARTICLE VII
                          -----------
              ADDITIONAL COVENANTS AND AGREEMENTS

     7.1 Conduct of Business of Pay-Fone and Its Subsidiary. Except as contemplated by this Agreement, as set forth in the Pay-Fone Disclosure Statement, or with the prior written consent of Paychex, during the period from the date of this Agreement to the Effective Time, (i) each of Pay-Fone and its Subsidiary will conduct its operations according to its ordinary course of business consistent with past practice, (ii) neither Pay-Fone nor its Subsidiary will enter into any material transaction other than in the ordinary course of business consistent with past practice and (iii) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, each of Pay-Fone and its Subsidiary, to the same extent as it would in the absence of the Agreement, will seek to preserve its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that the goodwill and going concern value of Pay-Fone and its Subsidiary shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, or the termination of this Agreement, neither Pay-Fone nor its Subsidiary will, without the prior written consent of Paychex which shall not be unreasonably withheld or delayed (except to the extent set forth in the Pay-Fone Disclosure Statement):

          (a) except for Shares issued upon exercise of options outstanding as of the date hereof under Pay-Fone's Stock Option Plans, as set forth in Section 5.7, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (b) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

          (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);

          (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

          (d)(i)grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business consistent with the past practice,
(ii) pay or agree to pay pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or key employees, whether past or present,
(iii) enter into any new or materially amend any existing employment agreement with any such director, officer, or key employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice, (iv) enter into any new or materially amend any existing severance agreement with any such director, officer, or key employee, or (v) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing or accelerating any benefits thereunder;

          (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Pay-Fone (other than the Merger);

          (f) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in any other business enterprise or operation or (ii) except in the ordinary course and consistent with past practice, any other material assets;

          (g)(i) dispose of any direct or indirect ownership interest or make any other disposition of any direct or indirect ownership in or assets comprising any business enterprise or operation or (ii) except in the ordinary course and consistent with past practice, dispose of any other material assets;

          (h) except for advances to employees which do not exceed $1,000 per individual or $10,000 in the aggregate, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

          (i) engage in the conduct of business other than payroll preparation and processing and related services;

          (j) enter into any agreement providing for acceleration of payment or performance or other adverse consequences as a result of a change of control of Pay-Fone;

          (k) enter into any lease of real property or equipment or enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services for the expenditure in any individual or related series of transactions of more than $25,000; or

          (l) authorize, recommend, propose (other than to Paychex) or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (m) between June 8, 1995 and the Effective Date, expend any amounts that would have entered into the calculation of the Tax Claim Adjustment if expended prior to June 8, 1995.

     7.2 Transactions. Prior to the Closing, or the termination of this Agreement, Pay-Fone will not, and Pay-Fone will not authorize any of its officers, employees, representatives, agents or Affiliates to, directly or indirectly, encourage, solicit, or engage in discussions or negotiations with any third party (other than Paychex) concerning any merger, consolidation, share exchange or similar transaction involving Pay-Fone or any purchase of all or a significant portion of the assets of or equity interest in Pay-Fone or any other transaction that would involve the transfer or potential transfer of control of Pay-Fone, other than the transactions contemplated hereby. Pay-Fone will notify Paychex immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, Pay-Fone. Nothing contained in this Agreement shall prohibit or restrict Pay-Fone's Board of Directors from taking and disclosing to Pay-Fone's shareholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender offer or an exchange offer for shares of Pay-Fone Common Stock commenced by a third party or otherwise acting in a manner consistent with its fiduciary duties. However, if the Pay-Fone Board of Directors takes a position contrary to the Merger and the holders of five percent or more of the Shares issued and outstanding exercise their appraisal rights under CGCL
Section 1300 et seq. and Paychex elects to terminate this Agreement as allowed by Section 8.2(k), or if Pay-Fone fails to cooperate as required by this Agreement in presenting the Merger to the Pay-Fone shareholders for their vote, then Pay-Fone shall pay to Paychex within ten days after written demand the sum of $300,000.

          Paychex represents and warrants to Pay-Fone that Paychex has been advised by Ernst & Young, LLP that the transactions contemplated by this Agreement as presently disclosed to it by Paychex and by Pay-Fone's accountants, KPMG Peat Marwick LLP qualify for pooling of interests accounting and that in the absence of some change in the transactions so contemplated, Ernst & Young, LLP will be able to deliver at the Closing the opinion referred to in Section 8.2(g).

          In the event Paychex fails to cooperate as required by this Agreement in consummating the Merger or unreasonably fails to provide its consent to some matter necessary to permit the consummation of the Merger or unreasonably employs an immaterial failure of a condition to Closing, an immaterial breach of a representation, warranty or covenant or an immaterial addition to or alteration of the Pay-Fone Disclosure Statement to cause the termination of this Agreement or otherwise by breach of the Agreement causes the Merger not to be consummated, then Paychex shall pay to Pay-Fone within ten days after written demand the sum of $300,000.

     The parties agree that the sum of $300,000 is a reasonable approximation of the amount of damages each of them would sustain if damages were readily ascertainable. Thus, in each case, the $300,000 payment specified in this Section 7.2 shall be deemed liquidated damages (and not a penalty) such that the receiving party, upon being tendered such payment, shall have no further claim against the paying party, under this Agreement or otherwise.

     7.3 Meeting of Shareholders. Pay-Fone will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders (the "Shareholders Meeting") as promptly as reasonably practicable to consider and vote upon the approval of the Merger. Subject to the fiduciary duties of Pay-Fone's Board of Directors under applicable law as advised in writing by counsel, the Board of Directors of Pay-Fone shall recommend and declare advisable such approval, and Pay-Fone shall take reasonable action to solicit, and use reasonable efforts to obtain, such approval. By agreement dated the date hereof, each of the members of the Affiliates Block executing the Affiliates

Agreement has agreed to vote Shares owned by such member in favor of approval of the Merger at the Shareholders Meeting. Pay-Fone represents and warrants that the favorable vote of such Shares by members of the Affiliates Block shall be sufficient to obtain the requisite approval of the Merger at the Shareholders Meeting.

     7.4 Registration Statement. Paychex will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Paychex Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. The S-4 Registration Statement will, if required by the Securities Act, contain pro forma financial statements accounting for the Merger as a pooling of interests (unless Paychex shall have irrevocably and unconditionally waived in writing the condition set forth in Section 8.2(g)). Pay-Fone will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of Pay-Fone's shareholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Pay-Fone's shareholders, is herein called the "Proxy Statement/Prospectus"). The Proxy Statement/Prospectus shall be in form and substance reasonably satisfactory to Paychex, Pay-Fone and their respective counsel. Paychex and Pay-Fone will use all reasonable efforts to cause the S-4 Registration Statement to be declared effective as promptly as practicable and also will take any other action reasonably required to be taken under federal or state securities laws to consummate the Merger, and Pay-Fone will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of Pay-Fone at the earliest reasonably practicable date.

     7.5 Reasonable Efforts. Pay-Fone and Paychex shall in good faith (i) promptly make all filings and seek and use all reasonable efforts to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as reasonably practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); (iii) not take any action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest reasonably possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder); (iv) not unreasonably withhold any consents requested hereunder; (v) not refuse to proceed with the transactions contemplated hereby because of an immaterial failure of a condition, an immaterial breach of a representation, warranty or covenant or an immaterial addition to or alteration of the Pay-Fone Disclosure Schedule; (vi) not take any action (regardless of whether such action would otherwise be permitted or not prohibited hereunder) that at the time of taking the action it knows or has reason to believe will prevent Paychex from accounting for the Merger as a pooling of interests, it being understood that Pay-Fone may rely upon the response it receives in writing from Paychex with respect to whether any contemplated Pay-Fone action has such an effect and that Pay-Fone will consult with Paychex before taking any action affecting its securities; provided, however, that in connection with any filing or submission required or action to be taken by either Pay-Fone or Paychex or any of their Subsidiaries to effect the Merger and to consummate the other transactions contemplated hereby, (A) Pay-Fone shall not, without Paychex' prior written consent, commit to any divestiture or hold separate or similar transaction and (B) neither Paychex nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Pay-Fone or any material portion of the assets of Pay-Fone or any of the existing (as of the date hereof) businesses, product lines or assets of Pay-Fone. Each party hereby agrees that it will not, and it will direct its accountants not to, discuss with or make any written presentations to the SEC concerning the application of pooling treatment accounting to transactions engaged in by the other parties hereto or the Affiliates thereof, unless such party has provided to the other parties a reasonable opportunity to participate fully in any such discussion or presentation.
Paychex represents and warrants to Pay-Fone that Paychex has been advised by Ernst & Young, LLP that the transactions contemplated by this Agreement as presently disclosed to it qualify for pooling of interests accounting and that in the absence of some change in the transactions so contemplated, Ernst & Young, LLP will be able to deliver at the Closing the opinion referenced to in Section 8.2(g). Paychex shall promptly notify Pay-Fone if at any time it has reason to believe that Ernst & Young, LLP will not be able to deliver the opinion referred to in Section 8.2(g) at the Closing, and each of Paychex and Pay-Fone shall promptly advise the other of any fact or circumstance of which it becomes aware (and which has not theretofore been disclosed to the other) which it believes would adversely impact the ability to satisfy such condition set forth in Section 8.2(g).

        During the period of 60 days prior to the Closing, neither Paychex nor any Affiliate of Paychex will repurchase or otherwise acquire in the public market any shares of its capital stock (other than immaterial numbers of shares in the ordinary course and consistent with past practice), nor will Paychex take any other action a principal purpose of which is to affect the Paychex Closing Price and the calculation of the Exchange Ratio, nor will Paychex or any Affiliate of Paychex take any other action a purpose of which is to affect or, other than actions taken in good faith in furtherance of its business or in compliance with its statutory or regulatory obligations, which could reasonably be expected to affect materially the Paychex Closing Price and the Exchange Ratio. Except for acquisitions by trustees or agents under employee benefit plans maintained by or for the benefit of Paychex and its employees, no such repurchases or acquisitions shall be made during the final hour of trading, and Paychex shall request such trustees or agents, to the extent consistent with their fiduciary duties, to refrain from making such acquisitions during the final hour of trading.

     7.6 Access to Information. Subject to currently existing contractual and legal restrictions applicable to Pay-Fone (which Pay-Fone represents and warrants are not material) or to Paychex (which Paychex represents and warrants are not material), and upon reasonable notice, each of Pay-Fone and Paychex shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party ("Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the respective representations or warranties made by Paychex or Pay-Fone. In particular, Pay-Fone agrees to provide to Paychex promptly upon completion thereof (and not later than 25 days after month end), detailed monthly financial statements. Each of Pay-Fone and Paychex agrees that it will not, and will cause its Respective Representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party hereto will keep confidential, and will cause its Respective Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.6 except as otherwise consented to by the other party, provided, however, that neither Paychex nor Pay-Fone shall be precluded from making any disclosure which it deems required by law in connection with the Merger. In the event any party is required to disclose any information or documents pursuant to the immediately preceding sentence, such party shall promptly give written notice of such disclosure that is proposed to be made to the other party so that parties can work together to limit the disclosure to the greatest extent possible and, in the event that either party is legally compelled to disclose any information to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, each of Pay-Fone and Paychex will collect and deliver to the other party all documents obtained pursuant to this Section 7.6 or otherwise from such party or its Respective Representatives by it or any of its Respective Representatives then in their possession and any copies thereof. All requests for access to Pay-Fone or Paychex and their Subsidiaries pursuant to this Section 7.6 shall be made through their Respective Representatives named in the Paychex Disclosure Statement or the Pay-Fone Disclosure Statement, as the case may be. In the event that either Paychex or Pay-Fone, pursuant to this Section 7.6, requests more than incidental consultation with the independent accountants or other professional advisors of the other party, the party requesting such consultation shall pay the fees of such professional advisors for such consultation.

     7.7  Registration and Listing of Paychex Common Stock.

          (a) Paychex will use all reasonable efforts to register the Paychex Common Stock to be issued pursuant to this Agreement, under the applicable provisions of the Securities Act.

          (b) Paychex will use all reasonable efforts to cause the Paychex Common Stock to be issued pursuant to this Agreement to be listed for trading on the NASDAQ.

     7.8  Affiliates of Paychex and Pay-Fone.    Pay-Fone shall
use all reasonable efforts to cause each Person who is an Affiliate of Pay-Fone at the time of the execution of this Agreement to execute and deliver to Paychex and Pay-Fone contemporaneously with the execution hereof or as soon thereafter as practicable a counterpart of the Affiliates Agreement, which shall also be executed by Paychex and Pay-Fone. In the event any Person other than Paychex becomes an Affiliate of Pay-Fone between the date hereof and the Effective Time, Pay-Fone shall use all reasonable efforts to cause such Person to execute and deliver to Paychex and Pay-Fone a counterpart of the Affiliates Agreement.

     Each of Paychex and Pay-Fone shall use all reasonable efforts to cause their respective Affiliates not to take any action that would impair Paychex's ability to account for the Merger as a pooling of interests. Without limiting the foregoing, Paychex and Pay-Fone shall use all reasonable efforts to cause their respective Affiliates to refrain from selling or in any other way reducing such Affiliate's risk relative to any shares of Paychex Common Stock held at the time of or received in the Merger (within the meaning of the SEC's Codification of Financial Reporting Policies 201.01) until such time as financial results, including combined sales and net income, covering at least 30 days of post-Merger combined operations have been published, except as permitted by SEC Staff Accounting Bulletin No. 76. Furthermore, Pay-Fone shall use all reasonable efforts to enable its accountants, KPMG Peat Marwick, LLP to issue an opinion in form and substance sufficient to enable Paychex' accountants Ernst & Young, LLP, to issue the pooling opinion referred to in Section 8.2(g).

     In the event the Effective Time is prior to July 1, 1995, Paychex agrees to publish financial results covering at least 30 days of post-Merger combined operations concurrently with the filing with the SEC of its Annual Report on Form 10-K for the fiscal year ending May 31, 1995 but in any event no later than August 29, 1995. In the event the Effective Time is during July or August, 1995, Paychex agrees to publish such financial results no later than October 5, 1995. In the event Effective Time is after August 31, 1995, Paychex agrees to publish such financial results within 35 days after the completion of the fiscal quarter during which the 30 days of post-Merger combined operations is completed.

     7.9 Certain Covenants of Paychex. Except as otherwise permitted in this Agreement, prior to the Effective Time, Paychex will not, without the prior written consent of Pay-Fone:

          (a) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation (other than the Merger and any other merger or consolidation in which Paychex would be the surviving entity);

          (b) adopt any amendments to its Certificate of Incorporation, or take any other action requiring a vote of the holders of Paychex Common Stock (other than approval of the Paychex, Inc. 1995 Stock Incentive Plan), which would adversely affect the terms and provisions of the Paychex Common Stock or the rights of the holders of such shares; or

          (c) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or take any other action that would materially decrease the likelihood that the Merger will be consummated as contemplated hereunder, except as to the timing of the Effective Date.

     7.10 Amendment to Disclosure Statement. At any time prior to the Closing, Paychex and Pay-Fone shall amend the Paychex

Disclosure Schedule and the Pay-Fone Disclosure Schedule, respectively, to reflect additional information that has become known.


                         ARTICLE VIII
                         ------------
                          CONDITIONS

     8.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved or ratified by the requisite holders of Shares in accordance with applicable law and the Articles of Incorporation and By-Laws of Pay-Fone.

          (b) Government Consents, Etc. All Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, in each case without limitation or restriction unacceptable to Paychex in its reasonable judgment (which reasonable judgment shall take into account, without limitation, the size and scope of the transactions contemplated hereby and the benefits anticipated to be derived by Paychex from its rights and obligations hereunder), except where the failure to have obtained such Authorizations would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone and Paychex and its Subsidiaries taken as a whole.

          (c) No Injunction. There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to Paychex in its reasonable judgment (which reasonable judgment shall take into account, without limitation, the size and scope of the transactions contemplated hereby and the benefits anticipated to be derived by Paychex from its rights and obligations hereunder); except where the condition or restriction would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, conditions (financial or other) or prospects of Pay-Fone and Paychex and its Subsidiaries taken as a whole.

          (d) Registration Statement. The S-4 Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Paychex Common Stock shall have been received.

          (e)  Listing of Paychex Common Stock on NASDAQ.  The
Paychex Common Stock required to be issued hereunder shall have been approved for listing on the NASDAQ subject only to official notice of issuance.

          (f) Blue Sky Approvals. Paychex shall have received all state securities or blue sky permits or other authorizations necessary to issue the shares of Paychex Common Stock pursuant to the Merger.

          (g) Third Party Consents.  All required
authorizations, consents or approvals of any third party (other than a Governmental Body), the failure to obtain which would have a material adverse effect on Paychex and its Subsidiaries taken as a whole (assuming the Merger had taken place), shall have been obtained, including, but not limited to, the consents of the landlord of premises on which Pay-Fone's headquarters building is located, if required by the lease.

     8.2 Conditions to Obligations of Paychex and Merger Sub. The respective obligations of Paychex and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by Paychex and Merger Sub to the extent permitted by applicable law:

          (a) Representations and Warranties True. The representations and warranties of Pay-Fone contained in Article V and Section 7.6 or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Pay-Fone pursuant to this Agreement shall have been true in all material respects when made. The representations and warranties of Pay-Fone set forth in Sections 5.1 through 5.4, (except for an increase in outstanding Shares as a result of the exercise of options outstanding on the date of the Agreement),
Section 5.5 (excluding any such pending or threatened actions, suits, investigations or proceedings brought by or on behalf of

Pay-Fone's shareholders insofar as they relate to the transactions contemplated by this Agreement), Section 5.6, Sections 5.8 through 5.11, Sections 5.14 through 5.16, and
Section 7.6 shall be true in all material respects at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement, and except for changes which would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Pay-Fone. The omission of any representations and warranties from the condition set forth in the preceding sentence shall not be construed to mean that the matters covered by such omitted representations and warranties are necessarily excluded from coverage under one or more representations or warranties specified in such sentence.

          (b) Performance. Pay-Fone shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, including, without limitation, arranging for the delivery to Paychex of a Phase One Environmental Report with respect to the premises at 8100 Balboa Boulevard, Van Nuys, California, and, if said Phase One Environmental Report either discloses the presence of environmental problems or recommends further action, a Phase Two Environmental Report with respect to such premises; provided that Paychex shall reimburse Pay-Fone for the cost of any Phase Two Environmental Report.

          (c) Compliance Certificate. Pay-Fone shall have delivered to Paychex a certificate, dated the date of the Closing, signed by the President or any Vice President of Pay-Fone, certifying as to the fulfillment of the conditions specified in Section 8.2(a) and (b).

          (d) Opinion of Counsel for Pay-Fone. Paychex shall have received from Shapiro, Rosenfeld & Close or other counsel for Pay-Fone satisfactory to Paychex an opinion, dated the Closing Date.

          (e) Proceedings. All corporate proceedings taken by Pay-Fone in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all respects to Paychex and Paychex's counsel, and Paychex and Paychex's counsel shall have received all such counterpart originals or certified or other copies of such documents as they amy reasonably request.

          (f) Tax Opinion. Paychex shall have received an opinion of Woods, Oviatt, Gilman, Sturman and Clarke LLP dated the Effective Time, regarding the tax consequences of the transactions contemplated by this Agreement. In rendering such opinion, Woods, Oviatt, Gilman, Sturman and Clarke LLP may receive and rely upon representations contained in certificates of Pay-Fone, Paychex and others, including, without limitation, the Paychex Tax Matters Certificate and Pay-Fone Tax Matters Certificate.

          (g) Pooling Opinion. Paychex shall have received subsequent to the effectiveness of the Registration Statement, an opinion of Ernst & Young, LLP in form and substance reasonably satisfactory to Paychex, that the Merger will qualify for pooling-of-interests accounting treatment; provided, that this condition shall be deemed satisfied if the inability or failure of Ernst & Young, LLP to deliver such an opinion is attributable to actions taken or omitted by Paychex or Affiliates of Paychex.

          (h) No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any U.S. Federal Governmental Body or any other material Governmental Body shall have been instituted and be pending, or which imposes or would be reasonably expected (so far as can be foreseen at the time) to impose any remedy, condition or restriction unacceptable to Paychex in its reasonable judgment (which reasonable judgment shall take into account, without limitation, the size and scope of the transactions contemplated hereby and the benefits anticipated to be derived by Paychex from its rights and obligations hereunder), except remedies, conditions and restrictions which would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or properties of Paychex and its Subsidiaries (assuming the Merger had taken place).

          (i) Certain Disclosures. The S-4 Registration Statement, at the time it shall have been declared effective, shall disclose no information in existence on the date hereof materially adverse to Pay-Fone's business, properties, operations, condition (financial or other) or prospects not previously disclosed in Pay-Fone SEC Reports or this Agreement (including the Pay-Fone Disclosure Statement provided hereunder).

          (j) Employment of Leekley. The written employment agreement between Paychex and Mark Leekley, President and CEO of Pay-Fone, the effectiveness of which is contingent on the Closing, shall have become effective.

          (k) Dissenting Shares. Demands for payment, as contemplated by Section 1301(b) of the CGCL, shall not have been filed with respect to five (5%) percent or more of the Shares outstanding and entitled to vote on the Merger.

          (l) Affiliates Agreement. All of the Persons identified by Pay-Fone to Paychex as Affiliates shall have executed and delivered to Paychex the Affiliates Agreement and the same shall not have been breached by any such Person.

          (m) Escrow and Indemnity Agreement.  Allied
Contractors, Inc., Richard Kelton, David Kelton, Mark Kelton, Allen Kahn, David Malcolm and Edwin Johnson, shall have executed and delivered to Paychex (along with the Escrow Agent therein named) the Escrow and Indemnity Agreement attached hereto as Exhibit B and the Escrow Shares described therein shall have been deposited with the Escrow Agent; provided, however, that the Escrow and Indemnity Agreement shall not be executed and delivered and the foregoing shall not be a condition if the Federal income tax dispute described in the Pay-Fone Tax Matters Certificate has been resolved by a payment to the Internal Revenue Service of an amount no greater than $25,000, no portion of which was attributable to claims related to the unreasonable accumulation of earnings.

          (n) Paychex Closing Price. The Paychex Closing Price, without regard to any proviso relating to Section 4.1(a), is not less than Twenty Dollars and Sixty-Seven Cents ($20.67), provided that this condition shall be deemed satisfied in the event Pay-Fone agrees in writing that for purposes of Section 4.1(a) the Paychex Closing Price shall be deemed to be Twenty-Two Dollars and Sixty-Seven ($22.67) or such other lesser amount as may be approved in writing by Paychex.

     8.3 Conditions to Obligations of Pay-Fone. The obligations of Pay-Fone to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Pay-Fone to the extent permitted by applicable law:

          (a) Representations and Warranties True. The representations and warranties of Paychex contained in Article VI and Section 7.6 or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Paychex pursuant to this Agreement shall have been true in all material respects when made; and the representations contained in Section 6.1 through 6.3, Section 6.5, Section 6.6 (excluding any such pending or threatened actions, suits, investigations or proceedings brought by or on behalf of Pay-Fone's stockholders insofar as they relate to the transactions contemplated by this Agreement), Section 6.7, Sections 6.8 through 6.10, Sections 6.12 through 6.14 and Section 7.6 shall be true in all material respects at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement, and, except for changes which would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial and other) or prospects of Paychex. The omission of any representations and warranties from the condition set forth in the preceding sentence hall not be construed to mean that the matters covered by such omitted representations and warranties are necessarily excluded from coverage under one or more representations or warranties specified in such sentence.

          (b) Performance. Paychex shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) Compliance Certificate. Paychex shall have delivered to Pay-Fone a certificate, dated the date of the Closing, signed by the President or any Vice President of Paychex, certifying as to the fulfillment of the conditions specified in Section 8.3(a) and (b).

          (d) Opinion of Counsel for Paychex. Pay-Fone shall have received from Woods, Oviatt, Gilman, Sturman & Clarke LLP or other counsel for Paychex satisfactory to Pay-Fone an opinion, dated the Closing Date.

          (e) Proceedings. All corporate proceedings taken by Paychex in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all respects to Pay-Fone and Pay-Fone's special counsel, and Pay-Fone and Pay-Fone's special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (f) Paychex Closing Price. The Paychex Closing Price, without regard to the proviso relating to Section 4.1(a), is not more than Thirty-Two Dollars and Sixty-Seven Cents ($32.67), provided that this condition shall be deemed satisfied in the event Paychex agrees in writing that for purposes of Section 4.1(a) the Paychex Closing Price shall be deemed to be Thirty Dollars and Sixty-Seven Cents ($30.67) or such other greater amount as may be approved in writing by Pay-Fone.

          (g) Certain Disclosures. The S-4 Registration Statement, at the time it shall have been declared effective and on the Closing Date, shall disclose no information materially adverse to Paychex's business, properties, operations, condition (financial or other) or prospects not previously disclosed in the Paychex SEC Reports or this Agreement.

          (h) Certain Adjustments. The aggregate amount subtracted from $10,475,000 in calculating the "TV" for purposes of the formula set forth in Section 4.1(a) hereof by reason of the provisions relating to the General Adjustment and Positive Adjustment in the definition of "TV" in said Section 4.1(a) does not exceed $360,000. In the event this condition is not satisfied or waived and Pay-Fone elects to terminate this Agreement, then Pay-Fone agrees to pay to Paychex simultaneously with delivery of its notice of termination the sum of $70,000.


                          ARTICLE IX
                          ----------
                          TERMINATION

     9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, either by the mutual written consent of Paychex and Pay-Fone, or by mutual action of their respective Boards of Directors.

     9.2 Termination by Either Paychex or Pay-Fone. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned by action of the Board of Directors of either Paychex or Pay-Fone if
(a) the Merger shall not have been consummated by August 31, 1995 (provided that the right to terminate this Agreement under this clause (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose action or inaction, even though not prohibited by this Agreement, has been the cause of or resulted in the failure of the Merger to occur on or before such date, unless such party has agreed to a reasonable extension of such date and the Merger is not consummated by such later date through no fault of such party), (b) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (c) the S-4 Registration Statement shall not have been declared effective by July 31, 1995 (provided that the right to terminate this Agreement under this clause (c) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose action or inaction, even though not prohibited by this Agreement, has been the cause of or resulted in the failure of the S-4 Registration Statement to be declared effective on or before such date, unless such party has agreed to a reasonable extension of such date and the S-4 Registration Statement is not declared effective by such later date through no fault of such party), or (d) subsequent to the date hereof through the amendment of the Pay-Fone Disclosure Schedule or the Paychex Disclosure Schedule, the preparation or amendment of the S-4 Registration Statement or otherwise, a party hereto acquires verified information regarding the other party not known to the first party on the date hereof which has or would reasonably be expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial and other) or prospects of the other party.

     9.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 7.2 and 7.6 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                           ARTICLE X
                           ---------
                   MISCELLANEOUS AND GENERAL


     10.1 Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

     10.2 Notices, Etc.. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy with confirmed delivery (that is, the sender's telecopier produced written evidence of receipt by the other party's telecopier), or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

     If to Pay-Fone:

              Pay-Fone Systems, Inc.
              2716 Ocean Park Boulevard
              Suite 3006
              Santa Monica, California 90405-5207
              Attn:  Mark Kelton, Director
              Telecopy: (310) 399-0062

     with a copy to:

              Alan Jacobson, Esq.
              Shapiro, Rosenfeld & Close
              2029 Century Park East - Suite 2600
              Los Angeles, California 90067
              Telecopy: (310) 277-1804

     If to Paychex:

              Paychex, Inc.
              911 Panorama Trail South
              Rochester, New York 14625
              ATTN:  G. Thomas Clark
                Vice President of Finance
              Telecopy:  (716) 383-3428

     with a copy to:

              Harry P. Messina, Jr., Esq.
              Woods, Oviatt, Gilman, Sturman & Clarke LLP
              44 Exchange Street
              Rochester, New York 14614
              Telecopy:  (716) 454-3968

or to such other address as such party shall have designated by notice so given to each other party.

     10.3 Amendments, Waivers, Etc.. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

     10.4 No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

     10.5 Entire Agreement. Except as otherwise provided herein, this Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement (including the Pay-Fone Disclosure Statement and the Paychex Disclosure Statement) and any writings expressly required hereby.

     10.6 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     10.7 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     10.8 No Waivers. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     10.9 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto.

     10.10 Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Central District of California or any court of the State of California located in Los Angeles County, California in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this section 10.10 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of California other than for such purpose. Paychex and Pay-Fone hereby waive any right to a trial by jury in connection with any such action, suit or proceeding

     10.11 Public Announcements. Paychex and Pay-Fone will agree upon the timing and content of the initial and each subsequent press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulation.

     10.12 Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

     10.13 Name, Captions, Etc.. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

     10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     10.15 Knowledge. The term "knowledge" or "best knowledge" and any derivatives thereof when applied to any party to this Agreement shall refer only to the actual knowledge of that party (or in the case of a corporation, partnership or other entity, the actual knowledge of its executive officers) after reasonable investigation, but no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

                        PAY-FONE SYSTEMS, INC.


                        By: /s/Mark Leekley
                            ---------------------------------
                          Name:  Mark Leekley
                          Title: President

                        PAYCHEX, INC.


                        By:/s/G. Thomas Clark
                           ---------------------------------
                          Name:  G. Thomas Clark
                          Title: Vice President -Finance


                        PAYCHEX MERGER CORP.


                        By:/s/G. Thomas Clark
                           ---------------------------------
                          Name:  G. Thomas Clark
                          Title: Vice President -Finance

                            AFFILIATES AGREEMENT



     MADE as of March 17, 1995, by and among PAYCHEX, INC., a Delaware corporation ("Paychex"), PAYCHEX MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Paychex ("Merger Sub") and PAY-FONE SYSTEMS, INC., a California corporation ("Pay-Fone" and together with Paychex and Merger Sub, the "Companies") on the one hand, and ALLIED CONTRACTORS, INC., RICHARD KELTON, DAVID KELTON, MARK KELTON, ALLEN KAHN, M.D, EDWIN JOHNSON and DAVID MALCOLM (collectively the "D Members"), and those other persons whose names are set forth on and who have executed the signature page hereto (collectively, including the D Members, the "Affiliates Block" and individually a "Member"), on the other hand.

     WHEREAS, concurrently herewith, Paychex, Merger Sub and Pay-
Fone are entering into an Agreement and Plan of Merger (the
"Merger Agreement"); capitalized terms used without definition herein having the meanings ascribed thereto in the Merger
Agreement;

     WHEREAS, the Members are the record owners, respectively, of the number of Pay-Fone Shares set forth opposite the name of each in Schedule I hereto (the "Affiliates' Shares");

     WHEREAS, approval of the Merger Agreement by Pay-Fone's shareholders is a condition to the consummation of the Merger;
and

     WHEREAS, as a condition to its entering into the Merger
Agreement, Paychex has required that the Members of the Affiliates Block agree, and the Members of the Affiliates Block have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


     SECTION 1.  Agreement to Vote.

          (a) Each Member hereby agrees to attend the Shareholders Meeting, in person or by proxy, and to vote (or cause to be voted) all Affiliates' Shares then owned by such Member, and any other voting securities of Pay-Fone, whether issued heretofore or hereafter, that such Member then owns, for approval and adoption of the Merger Agreement and the Merger, such agreement to attend and vote to apply also to any adjournment or adjournments of the Shareholders Meeting.

          (b) Each D Member hereby agrees that at all times prior to the Effective Time, such D Member shall continue to own the number of Affiliates' Shares set opposite his name in
Schedule I hereto.

          (c) To the extent inconsistent with the foregoing provisions of this Section 1, each Member hereby revokes any and all previous proxies with respect to such Member's Affiliates'
Shares.


     SECTION 2.  Securities Act Covenants and Representations.
Each Member hereby agrees and represents to the Companies as follows:

          (a) Such Member has been advised that the offering, sale and delivery of Paychex Common Stock pursuant to the Merger will be registered under the Securities Act on a Registration Statement on Form S-4. Such Member has also been advised, however, that to the extent such Member is considered an "affiliate" of Pay-Fone at the time the Merger Agreement is submitted for a vote of the shareholders of Pay-Fone, any sale or transfer by such Member of any shares of Paychex Common Stock received by such Member in the Merger will, under current law, require either (i) the further registration under the Securities Act of any Paychex Common Stock to be sold or transferred by such Member, (ii) compliance with Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act.

          (b) Such Member has read this Agreement and the Merger Agreement and has discussed such Member's requirements and the applicable limitations upon such Member's ability to sell, transfer or otherwise dispose of shares of Paychex Common Stock, to the extent such Member believed necessary, with such Member's counsel or counsel for Pay-Fone.

          (c) Such Member also understands that stop transfer instructions will be given to Paychex's transfer agent with respect to shares of Paychex Common Stock issued to such Member and that a legend will be placed on the certificates for the shares of Paychex Common Stock issued to such Member, or any substitutions therefor, in the event such Member is considered an "affiliate" of Pay-Fone at the time the Merger Agreement is submitted for a vote of the shareholders of Pay-Fone as hereinafter provided.


     SECTION 3. Pooling Covenants and Representations. Each Member hereby agrees and represents to the Companies that from and after 30 days prior to the date fixed for the vote on the Merger by the shareholders of Pay-Fone, which date shall be identified to each Member by the Companies at the earliest practicable time, such Member will not sell, transfer or otherwise dispose of any securities of Pay-Fone other than in the Merger or of any shares of Paychex Common Stock received by such Member in the Merger or other shares of capital stock of Paychex until after such time as results covering at least 30 days of combined operations of Pay-Fone and Paychex have been published by Paychex, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations.


     SECTION 4. Additional Covenants and Representations. In addition to, and not in lieu of, the representations and covenants set forth in Sections 2 and 3 hereof, each Member agrees and represents to Paychex as follows, each of which representations and covenants may be relied upon by counsel to Paychex and to Pay-Fone in connection with their opinions and other matters.

          (a) Such Member will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce his risk of ownership or investment in or make any offer or agreement relating to any of the foregoing with respect to, any shares of Paychex Common Stock or any rights, options or warrants to purchase shares of Paychex Common Stock, or any securities that may be paid as a dividend or otherwise distributed on such shares of Paychex Common Stock or with respect thereto or issued or delivered in exchange or substitution therefor or upon exercise of options held by such Member to acquire Paychex Common Stock (all such shares and other securities of Paychex being herein sometimes collectively referred to as "Subject Securities"), or other securities of Paychex during the period commencing 30 days prior to the date fixed for the vote on the Merger by the Pay-Fone shareholders and terminating on the Closing Date.

          (b) Such Member has, and as of the Closing Date will have, no present plan or intention (a "Plan") to sell, transfer, exchange, pledge (other than in a preexisting bona fide margin account) or otherwise dispose of, including a distribution by a partnership to its partners, or a corporation to its shareholders, or any other transaction which results in a reduction in the risk of ownership (any of the foregoing, a "Sale") of more than fifty percent (50%) of the shares of Paychex Common Stock issued to such Member in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor or upon exercise of options held by such Member. For purposes of the preceding sentence, Pay-Fone Shares (or the portion thereof) (i) with respect to which dissenters' rights are exercised, (ii) which are exchanged for cash in lieu of fractional shares of Paychex Common Stock, or (iii) with respect to which a Sale will occur prior to the Merger, shall be considered to be Pay-Fone Shares that are exchanged for Paychex Common Stock in the Merger and then disposed of pursuant to a Plan. Such Member is not aware of, or participating in, any Plan on the part of Pay-Fone shareholders to engage in sales of shares of Paychex Common Stock to be issued in the Merger such that the aggregate fair market value, as of the Closing Date, of the shares subject to such Plan would exceed fifty percent (50%) of the aggregate fair market value of all outstanding Pay-Fone Shares immediately prior to the Merger. For purposes of the preceding sentence, Pay-Fone Shares (i) with respect to which dissenters' rights are exercised (ii) which are exchanged for cash in lieu of fractional shares of Paychex Common Stock, or (iii) with respect to which a pre-Merger Sale occurs in a related transaction shall be considered to be Pay-Fone Shares that are exchanged for Paychex Common Stock in the Merger and then disposed of pursuant to a Plan. A Sale of Paychex Common Stock shall be considered to have occurred pursuant to a Plan if, among other things, such Sale occurs in a Related Transaction. For purposes of this Section, a "Related Transaction" shall mean a transaction that is in contemplation of, or related or pursuant to, the Merger or the Merger Agreement. If any representations of such Member of Affiliates Group in this Section ceases to be true at any time prior to the Closing Date, such Member will deliver to each of Pay-Fone and Paychex, prior to the Closing Date, a written statement to that effect, signed by such Member. Each Member reserves the right at any time after the Closing Date to evaluate such Member's investment portfolio, including Paychex Common Stock and any other securities issued by Paychex, and to make such investment decision with respect to such securities as such Member and his investment advisors, if any, shall deem to be in such Member's interest. Each Member specifically disavows any undertaking, except as set forth in Section 3 hereof, to hold any securities issued by Paychex for any specific period.

          (c) Such Member has filed, or prior to the Effective Time will have filed (whether timely or late), with the SEC all reports required of such Member as an Affiliate of Pay-Fone and such Member has not violated the relevant provisions of the Securities Exchange Act of 1934, as amended, and such Member represents and warrants that the foregoing representations shall be true as of the Effective Time. Such Member agrees to indemnify Paychex and Pay-Fone and to hold them harmless from and against any loss, damage, claim or expense (including reasonable attorneys' fees) arising out of a breach of the foregoing representations and warranties.


     SECTION 5. Further Assurances. In addition to this Agreement, each Member shall execute and deliver such additional instruments and other documents in form and substance reasonably acceptable to such Member and his counsel, and shall take or refrain from taking such further reasonable actions as may be necessary or appropriate to effectuate, carry out and comply with all of such Member's obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. If requested by Paychex, each Member agrees to execute a letter to Paychex representing that such Member has complied with such Member's obligations hereunder as of the date of such letter.


     SECTION 6. Representations and Warranties of the Members of the Affiliates Block. Each Member, as to such Member, represents and warrants to Paychex as follows: This Agreement has been duly executed and delivered by such Member. This Agreement constitutes the valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The Shares listed next to the name of such Member on Schedule I hereto are the only voting securities of Pay-Fone owned (beneficially or of record) by such Member other than in a fiduciary capacity.


     SECTION 7.  Representations and Covenants of Paychex.

          (a) Paychex represents and warrants to each Member as follows: Each of this Agreement and the Merger Agreement has been approved by the Board of Directors or Executive Committee of Paychex representing all necessary corporate action on the part of Paychex (no action by the stockholders of Paychex being required). Each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of Paychex. Each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of Paychex, enforceable against Paychex in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

          (b) From and after the Closing Date and for so long as is necessary in order to permit a Member to sell pursuant to Rule
145 and, to the extent applicable, Rule 144 promulgated under the

Securities Act, the Subject Securities owned by such Member, Paychex will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 promulgated under the Securities Act, in order to permit him to sell the Subject Securities held by him pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.


     SECTION 8. Legends. Each Member of Affiliate Group understands and agrees that stop transfer instructions will be given to Paychex' transfer agent with respect to certificates evidencing the Subject Securities and that there will be placed on the certificates evidencing the Subject Securities legends stating in substance:

          "The shares represented by this certificate may not be offered, sold, pledged, exchanged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain Affiliates Agreement dated as of March _____, 1995, among Paychex, Inc., the shareholder and other parties thereto, a copy of which Affiliates Agreement may be inspected by the holder of this Certificate at the offices of Paychex, Inc. which will furnish, without charge, a copy thereof to the holder of this Certificate upon written request therefor."

     After release of the report described in Section 3(b) hereof, certificates evidencing Subject Securities may be surrendered for cancellation and reissuance with the following legend referring only to the applicability of Rule 145(d) restrictions:

          "The shares represented by the certificate on which this legend is endorsed may be transferred or otherwise disposed of only in compliance with the terms of Rule 145 promulgated under the Securities Act of 1933, as amended, pursuant to another applicable exemption from the registration requirements of said Act, or upon registration under said
          Act."

     Paychex agrees to remove promptly such stop transfer instructions and to transfer Subject Securities presented for transfer after the release of the report described in Section 3(b) promptly in accordance with securities industry practices so long as the Subject Securities are accompanied by documentation certifying compliance with Rule 145. The certificates issued to transferees of Subject Securities (other than affiliates of Paychex) shall bear no restrictive legends and shall be subject to no stop transfer instructions. At the request of a Member at any time after the second anniversary of the Closing Date, Paychex shall reissue any certificate representing Subject Securities without endorsing any restrictive legends thereon.


     SECTION 9. Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and delivered and be in full force and effect. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.


     SECTION 10.  Miscellaneous.

          (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or one day after being sent by overnight courier service (Federal Express, etc.) or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:


          If to the Companies:

              Paychex, Inc.
              911 Panorama Trail South
              Rochester, New York  14625
              Attn:  G. Thomas Clark, Vice President - Finance
              Telecopy: (716) 383-3428

          with a copy to:

              Harry P. Messina, Jr., Esq.
              Woods, Oviatt, Gilman, Sturman & Clarke LLP
              44 Exchange Boulevard
              Rochester, New York  14614
              Telecopy:  (716) 454-3968
          and

              Mark Kelton
              2716 Ocean Park Boulevard
              Santa Monica, California  90405-5207
              Telecopy:  (310) 399-0062

          If to any Member:

              To his address, as set forth in Schedule I

          with a copy to:

              Alan Jacobson, Esq.
              Shapiro, Rosenfeld & Close
              2029 Century Park East, Suite 2600
              Los Angeles, California  90067
              Telecopy:  (310) 277-1804

                        and

              Pay-Fone Systems Affiliates
              2716 Ocean Park Boulevard, Suite 3006
              Santa Monica, California  90405-5207
              ATTN:  Mark Kelton
              Telecopy:  (310) 399-0062

or to such other address as such party shall have designated by notice so given to each other party.

          (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the Companies and each Member; provided that: without the consent of any party no such amendment, change, supplement, waiver, modification or termination shall in any way further restrict the transferability of any Shares held by a party hereto, impose any obligation on such party, diminish the benefits of such party hereunder or restrict the rights of such party as set forth herein (in each case, other than in a de minimis respect), without the consent of such party.

          (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise, and in the case of any individual party hereto any trustee, executor, heir, legatee or personal representative succeeding to the ownership of such party's Shares or other securities subject to this Agreement. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of transferor.

          (d) Entire Agreement. This Agreement (together with the Merger Agreement) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

          (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

          (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereto and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

          (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

          (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Central District of California or any court of the State of California located in Los Angeles County, California in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of California other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

          (k) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of law.

          (l) Name, Captions, Gender.  The name assigned this
Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

          (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

          (n) Limitation on Liability. No Member shall have any liability hereunder for any actions or omissions of any other
Members of the Affiliates Block. All representations and agreements of Member hereunder and any liability attaching to actions by Member shall be several and not joint.

          (o) Expenses. Paychex shall bear its own expenses, and Pay-Fone shall bear the expenses of the Affiliates Block, incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                        PAYCHEX, INC.



                        By:/s/G. Thomas Clark
                           ------------------------------
                           G. Thomas Clark,
                             Vice President-Finance

                        ALLIED CONTRACTORS, INC.


                        By:/s/Richard Kelton
                           ------------------------------
                            Richard Kelton, President


                        /s/Richard Kelton
                        ---------------------------------
                        Richard Kelton


                        /s/David Kelton
                        ---------------------------------
                        David Kelton


                        /s/Mark Kelton
                        ---------------------------------
                        Mark Kelton


                        /s/Allen Kahn, M.D.
                        ---------------------------------
                        Allen Kahn, M.D.


                        /s/Edwin Johnson
                        ---------------------------------
                        Edwin Johnson


                        /s/David L. Malcolm
                        ---------------------------------
                        David L. Malcolm


                        /s/Mark Leekley
                        ---------------------------------
                        Mark Leekley


                        ---------------------------------
                        Michele Kehoe

                        ---------------------------------
                        Adam A. Rodriguez


                        ---------------------------------
                        Thomas A. Zachary


                        ---------------------------------
                        Kim Spaulding

                          SCHEDULE I

                        Share Ownership


                            No. Shares        Pay-Fone Options
Affiliate               Owned Beneficially Currently Exercisable
- ---------               ------------------ ---------------------



Allied Contractors, Inc.     386,669              -0-
2716 Ocean Park Boulevard
Suite 3006
Santa Monica, CA 90405-5207

Richard Kelton               230,567            12,200
2716 Ocean Park Boulevard
Suite 3006
Santa Monica, CA 90405-5207

David Kelton                 170,688              5,000
2716 Ocean Park Boulevard
Suite 3006
Santa Monica, CA 90405-5207

Mark Kelton                   55,596              5,000
2716 Ocean Park Boulevard
Suite 3006
Santa Monica, CA 90405-5207

Allen Kahn, M.D.             239,400            14,000
55 East Washington Street
Chicago, IL  60602-2174

Edwin Johnson                29,700             14,000
P.O. Box 288
Hazelcrest, IL  60429

David L. Malcolm             23,100               -0-
750 "B" Street - Suite 3130
San Diego, California  92101

Mark Leekley


Michele Kehoe


Alan A. Rodriguez


Thomas A. Zachary


Kim Spaulding

                  ESCROW AND INDEMNITY AGREEMENT



     ESCROW AND INDEMNITY AGREEMENT, dated as o March 17, 1995 among PAYCHEX, INC., a Delaware corporation ("Paychex") PAY-FONE SYSTEMS, INC., a California corporation ("Pay-Fone"), each of the individuals whose names appear on the signature page of this Agreement (collectively, the "KL Shareholders"), and MARA ESCROW COMPANY, an escrow company licensed by the state of California, as escrow agent (the "Escrow Agent"). This Agreement shall become effective at the Effective Time, as defined (as are all other capitalized terms not defined herein) in that certain Agreement and Plan of Merger dated March 17, 1995, by and among Paychex, Paychex Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paychex ("Subsidiary"), and Pay-Fone (the "Merger Agreement");

     WHEREAS, at the Effective Time, subsidiary will be merged with and into Pay-Fone (the "Merger") pursuant to the terms of the Merger Agreement;

     WHEREAS, at the Effective Time, pursuant to Section 4.1(b) of the Merger Agreement, the outstanding shares issued by Pay-Fone (except for those owned by Paychex or held by shareholders who perfect dissenters' rights under CGCL Section 1300 et seq.) shall be converted into shares of Paychex Common stock;

     WHEREAS, certain claims asserted by the Internal Revenue service against Pay-Fone for fiscal years 1987 through 1991 and described in the Pay-Fone Tax Matters Certificate (the "Tax Claims"), including claims described therein under the heading Unreasonable Accumulation of Earnings (the "Accumulated Earnings Claims") are pending, and the Shareholders are willing to assume certain responsibilities with respect to the Tax Claims and related claims and to deposit certain shares of Paychex Common Stock they are receiving pursuant to the Merger Agreement in order to indemnify Paychex against certain net losses it may suffer as a result of the resolution of such Tax Claims; and

     WHEREAS, as set forth in Section 8.2(l) of the Merger
Agreement, the obligations of Paychex and subsidiary to consummate the transactions contemplated by the Merger Agreement are subject, among other things, to the parties hereto entering into this Agreement.

     NOW, THEREFORE, the KL Shareholders, Pay-Fone, Paychex and the Escrow Agent hereby agree as follows:

     1. Appointment of the Escrow Agent; Deposit of Escrow Amount. Paychex, Pay-Fone and the KL Shareholders hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to this Agreement. The Escrow Agent acknowledges receipt of an executed copy of the Merger Agreement and of a certificate or certificates representing that aggregate number of shares of Paychex common Stock registered in the name of Escrow Agent (such shares being referred to herein as the "Escrow Shares" and reflecting the deposit, beneficially, by each of the KL Shareholders of the number of shares set forth opposite such shareholders' name on schedule 1 attached hereto) equal to the quotient (rounded to the nearest whole number) derived by dividing (a) $400,000 by (b) the Paychex Closing Price as applied pursuant to Section 4.1(a) of the Merger Agreement (the "Merger Agreement Price").

     2. Holding of the Escrow Shares. The Escrow Agent shall hold the Escrow shares in escrow for the benefit of, and for distribution to, the parties hereto in accordance with the terms hereof. The Escrow shares shall not be subject to lien or attachment by any creditor of any party hereto and shall be held and transferred solely in the manner and for the purpose set forth in this Agreement. The Escrow Shares or any proceeds thereof shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of any KL Shareholder, Pay-Fone, subsidiary or Paychex owing to the Escrow Agent in any capacity.

     3. Dividends and Other Distributions. As soon as practicable after receipt of any dividends paid on or in respect of the Escrow shares, the Escrow Agent shall remit the same to the KL Shareholders in proportion to the number of Escrow shares beneficially deposited by the KL Shareholders, respectively (the "Proportion").

          Upon receipt of any other distributions made in respect of the Escrow Shares (including shares of Paychex Common stock resulting from stock splits), the Escrow Agent shall add such distributions to, and hold the same as, Escrow Shares.

     4. Voting. Prior to the Termination Date, the Escrow Agent will vote the Escrow Shares then held by Escrow Agent hereunder as directed by the KL Shareholders, respectively, in writing and will execute any written consents to shareholder action or proxies as so directed in writing by the KL Shareholders, respectively, in each case in Proportion. In the absence of such written direction, the Escrow Agent shall not vote the Escrow Shares for any purpose and will not execute any consents to shareholder action or proxies.

     5.   Resolution of Tax Claims; Delivery of Escrow Shares

          (a) Following the Merger, Paychex shall cause Pay-Fone (or any successor in interest to Pay-Fone) to authorize and empower, and Pay-Fone shall take all appropriate action and execute all appropriate documents to authorize and empower, the KL Shareholders, or any one or more of them designated by the KL Shareholders, and any qualified professionals the KL Shareholders may designate (subject to the prior written approval of Paychex, which shall not be unreasonably withheld or delayed.), to negotiate or litigate the Tax Claims, and any claims asserted by the California Franchise Tax Board for state income or franchise tax liability with respect to the same periods and based on the same facts for which the KL Shareholders have responsibility hereunder (the "California Claims") to a final resolution. such authorization and empowerment shall also extend to such claims, if any, similar to the Tax Claims and the California Claims but relating to subsequent periods for which the KL Shareholders are responsible pursuant to the terms hereof. The KL Shareholders agree diligently to pursue a settlement or other resolution of the Tax Claims and, when and if they are asserted, the California Claims and any other claims for which the KL Shareholders are so responsible. The authorization, empowerment and responsibility of the KL Shareholders hereunder with respect to the Tax Claims, the California Claims and any other claims shall be effective only while the KL Shareholders remain liable for payment of amounts related thereto hereunder. Any settlement or other final consensual resolution of the Tax Claims, California Claims and such other claims for which the KL Shareholders are responsible must be approved by KL Shareholders who beneficially deposited in excess of fifty (50%) percent of the Escrow Shares.

          (b) Upon settlement or other final resolution of the Tax Claims (including the expiration of any applicable statute of limitations), the KL Shareholders shall deliver to Paychex and Pay-Fone a notice describing the resolution (a "Resolution Notice"), to which Notice shall be attached (i) a copy of the settlement agreement, final judgment or other document embodying the resolution, (ii) an accounting of the expenses incurred by the KL Shareholders subsequent to the Effective Time with respect to the Tax Claims for which the KL Shareholders seek reimbursement (the "KL Expenses"), and (iii) the KL Shareholders' estimate (with supporting detail) of the net economic cost to Paychex and Pay-Fone (the "Tax Claim Cost"), after reasonably anticipated tax benefits and taking deferred benefits into account by discounting such benefits at the prime rate then in effect, of such resolution including reimbursement of the KL expenses referred to in item (ii) above.

          (c) Promptly upon receipt of the Resolution Notice, Paychex shall cause Pay-Fone to pay, and Pay-Fone shall promptly pay, all amounts still due to the Internal Revenue Service with respect to the Tax Claims in accordance with the resolution thereof. within thirty days after receipt of the Resolution Notice, Paychex shall respond to the KL Shareholders' estimate of the Tax Claim Cost. If Paychex agrees with the KL Shareholders' estimate, such amount shall be the Tax Claim Cost. If Paychex does not so agree, Paychex and the KL Shareholders shall attempt during the ensuing thirty days to negotiate a mutually acceptable Tax Claim Cost. If they are unable to negotiate a mutually acceptable amount, Paychex and the KL Shareholders shall each promptly appoint a firm of independent public accountants, and the two firms so appointed shall attempt during the ensuing thirty days to determine jointly the Tax Claim Cost. Sf they are unable to make such a joint determination, such firms shall promptly select a third firm of independent public accountants, which third firm shall have a national reputation, to determine in consultation with the first two firms the Tax Claim Cost, and such determination shall be binding on the parties hereto.

          (d) Paychex and the KL Shareholders shall jointly notify the Escrow Agent of the Tax Claim Cost promptly upon its determination. Following such determination:

              (i) the Escrow Agent shall promptly deliver to Paychex that number of Escrow Shares (rounded to the nearest whole share) determined by dividing (x) the Tax Claim Cost by (y) the Merger Agreement Price;

              (ii) the Escrow Agent shall promptly deliver to the KL Shareholders, in Proportion, all Escrow Shares remaining after delivery to Paychex of Escrow Shares as contemplated in Section 5(d) (i) above; and

             (iii) Paychex shall cause Pay-Fone to reimburse, and Pay-Fone shall promptly reimburse, the KL Shareholders for the KL Expenses.

          (e) If the quotient derived by dividing the Tax Claim Cost by the Merger Agreement Price is greater than the number of Escrow Shares, then the KL Shareholders, in Proportion, shall deliver to Paychex that aggregate number of shares of Paychex Common Stock equal to the amount by which such quotient exceeds the number of Escrow Shares or, in the event any of the KL Shareholders no longer holds shares of Paychex Common Stock with which to satisfy such KL Shareholder's proportionate obligation, in lieu of any such share of Paychex Common Stock such KL Shareholder shall deliver cash in an amount equal to said Merger Agreement Price.

     6.   Termination of Escrow; Continuing Obligations.

          (a) Upon the delivery of the final Escrow Shares held hereunder, this Escrow shall terminate.

          (b) The KL Shareholders agree that any distributions to the KL Shareholders and any exercise of rights or powers by the KL Shareholders under this Agreement shall be pro rata in proportion to the number of Escrow Shares beneficially deposited by the KL Shareholders hereunder, respectively.

          (c) Notwithstanding the termination of the Escrow as contemplated above, in the event and only in the event that the amount paid to the Internal Revenue Service with respect to the Tax Claims was in excess of $25,000, the KL Shareholders agree to indemnify Paychex and Pay-Fone and hold them harmless from and against the net economic cost of any claim, loss, liability or expense (including reasonable attorneys fees) arising out of any claim by the Internal Revenue Service for fiscal years ended June 30, 1992 through 1995 or the California Franchise Tax Board for fiscal years ended June 30, 1987 through 1995 for federal or state income or franchise taxes owed by Pay-Fone, which claims are based upon the same issues or facts that result in liability in connection with the Tax Claims. The net economic cost to Paychex shall be calculated after taking into account reasonably anticipated tax benefits and taking deferred benefits into account by discounting such benefits at the prime rate then in effect.

          In addition, in the event and only in the event that the amount paid to the Internal Revenue Service with respect to the Tax Claims was no greater than $25,000 but included some liability with respect to the Accumulated Earnings Claims, the KL Shareholders agree to indemnify Paychex and Pay-Fone and hold them harmless from and against the net economic cost of any claim, loss, liability or expense (including reasonable attorneys fees) arising out of any claim by the Internal Revenue Service for fiscal years ended June 30, 1992 through 1995 or the California Franchise Tax Board for fiscal years ended June 30, 1987 through 1995 for federal or state income or franchise taxes owed by Pay-Fone, which claims are based upon the same issues or facts that result in liability in connection with the Accumulated Earnings Claims. The net economic cost to Paychex shall be calculated after taking into account reasonably anticipated tax benefits and taking deferred benefits into account by discounting such benefits at the prime rate then in effect.

          Such indemnity obligation shall be satisfied by the delivery of that number of shares of Paychex Common Stock equal to the quotient derived by dividing the net economic cost for which indemnification is to be made by the Merger Agreement Price, provided in the event any of the KL Shareholders no longer holds shares of Paychex Common Stock with which to satisfy such KL Shareholder's proportionate indemnification obligation, in lieu of any such share of Paychex Common stock such KL Shareholder shall deliver cash in an amount equal to said Merger Agreement Price.

          (d) The obligations of the respective KL Shareholders hereunder shall be several and not joint and shall be in Proportion.

     7. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

              (i) the Escrow Agent shall be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered;

              (ii) the Escrow Agent shall not be liable for any error of judgment, or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its willful misconduct or gross negligence or breach of this Agreement;

             (iii) the Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written opinion of such counsel; and

              (iv) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty, shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the parties hereto or by a final, nonappealable order of a court of competent jurisdiction; provided, however, in the event that the Escrow Agent has not received such written direction or court order within one hundred eighty
     (180) calendar days after requesting the same, it shall have the right to interplead the KL Shareholders, Pay-Fone and Paychex in any court of competent jurisdiction and request that such court determine its rights and duties hereunder.

      8. Cooperation. Each of the KL Shareholders, Pay-Fone and Paychex shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

     9. Fees and Expenses; Indemnity.The KL Shareholders shall pay the fees of the Escrow Agent for its standard services in administering the Escrow hereunder as and when billed by the Escrow Agent. Paychex and Pay-Fone, on the one hand, and the KL Shareholders, on the other, shall in equal shares pay the fees of the Escrow Agent for any extraordinary services required hereunder and shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, damages, cost or expense, including but not limited to reasonable attorneys' fees, reasonably incurred by the Escrow Agent in connection with the Escrow Agent's performance of its duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability relating to this Agreement; provided that notwithstanding the foregoing, Paychex, Pay-Fone and the KL Shareholders shall not be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent's willful misconduct or gross negligence or breach of this Agreement.

     10.  Resignation and Removal of the Escrow Agent.

          (a) The Escrow Agent may resign as such thirty (30) calendar days following the giving of prior written notice thereof to Paychex, Pay-Fone and the KL Shareholders. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by Paychex, Pay-Fone and the KL Shareholders and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the Escrow Shares, any dividends and other distributions received in respect of the Escrow Shares and not previously distributed to the KL Shareholders, to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Shares as such successor may reasonably request.

          (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of thirty (30) calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, because

Paychex and Pay-Fone, on the one hand, and the KL Shareholders, on the other, are unable to agree on a successor escrow agent, or for any other reason, the Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Agreement.

          (c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section 10 of its agreement to serve as escrow agent hereunder and the receipt of the Escrow shares, dividends and other distributions received in respect of the Escrow Shares and not previously distributed to the KL Shareholders, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to the proviso contained in clause (ii) of Section 7, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

     11. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:


          If to the KL Shareholders, to:

              The address of each as set forth on Schedule 1 attached


          with a copy to:

              Alan Jacobson, Esq.
              Shapiro, Rosenfeld & Close
              2029 Century Park East - Suite 2600
              Los Angeles, California 90067
              Facsimile No.: (310) 277-1804


          If to Paychex or Pay-Fone, to:

              G. Thomas Clark,
              Vice President of Finance
              Paychex, Inc.
              911 Panorama Trail South
              Rochester, New York 14625
              Facsimile No.: (716) 383-3428
          with a copy to:

              Harry P. Messina, Jr., Esq.
              Woods, Oviatt, Gilman, Sturman & Clarke LLP
              44 Exchange Boulevard
              Rochester, New York 14614
              Facsimile No.: (716) 454-3968

          If to the Escrow Agent, to:

              Mara Escrow Company

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile -transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     12. Amendments. Etc. This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of each of the KL Shareholders, Pay-Fone and Paychex and, with respect to any amendment that could adversely affect the Escrow Agent, the Escrow Agent. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     14. Anti-Dilution. Any computation hereunder involving the Merger Agreement Price shall be appropriately adjusted to give effect to any change in the capital structure of Paychex having a record date after the Effective Date and prior to the application of such computation, including without limitation stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, and consolidations, such that the Merger Agreement Price shall relate to the securities into which a share of Paychex Common Stock outstanding on the Effective Date would have been transformed.

   15. Miscellaneous. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     16. Absence of Escrow. In the event (a) the Tax Claims are resolved before the Effective Time, so that no escrow is to be established hereunder, but Pay-Fone either paid more than $25,000 to the Internal Revenue Service with respect to the Tax Claims or paid some amount to the Internal Revenue Service with respect to the Accumulated Earnings Claims so that obligations are imposed upon the KL Shareholders pursuant to Section 6(c) hereof or (b) the Escrow is terminated in accordance with Section 6(a) hereof and Pay-Fone either paid more than $25,000 to the Internal Revenue Service with respect to the Tax Claims or paid some amount to the Internal Revenue Service with respect to the Accumulated Earnings Claims so that obligations are imposed upon the KL Shareholders pursuant to Section 6(c) hereof, then this agreement shall be entered into or continued, as the case may be, among Paychex, Pay-Fone and the shareholders without the involvement of the Escrow Agent or the imposition or continuation, as the case may be, of any rights and obligations on the part of the Escrow Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                        PAYCHEX,INC.


                        By:/s/G. Thomas Clark
                           ---------------------------------
                        Name:  G. Thomas Clark
                        Title:  Vice President

                        PAY-FONE SYSTEMS, INC.


                        By:/s/Mark Kelton
                           ---------------------------------
                        Name:  Mark Kelton
                        Title: President

          KL SHAREHOLDERS:

                        ALLIED CONTRACTORS, INC.


                        By:/s/Richard Kelton
                           ---------------------------------
                        Name:  Richard Kelton
                        Title:  President

                        /s/Richard Kelton
                        ------------------------------------
                        Richard Kelton

                        /s/David Kelton
                        ------------------------------------
                        David Kelton

                        /s/Mark Kelton
                        ------------------------------------
                        Mark Kelton

                        /s/Allen Kahn, M.D.
                        ------------------------------------
                        Allen Kahn, M.D.

                        /s/Edwin Johnson
                        ------------------------------------
                        Edwin Johnson

                        /s/David L. Malcolm
                        ------------------------------------
                        David L. Malcolm

          ESCROW AGENT:

                         Mara Escrow Company


                        By:
                            --------------------------------
                        Name:
                        Title:

                          SCHEDULE I

                         ESCROW SHARES




     KL SHAREHOLDERS                            Shares
     ---------------                            ------
Deposited
- ---------

Allied Contractors, Inc.
2716 Ocean Park Boulevard
Suite 3006
Santa Monica, CA 90405-5207

Richard Kelton
2716 Ocean Park Boulevard
Suite 3006
Santa Monica, CA 90405-5207

David Kelton
2716 Ocean Park Boulevard
Suite 3006
Santa Monica, CA 90405-5207

Mark Kelton
2716 Ocean Park Boulevard
Suite 3006
Santa Monica, CA 90405-5207

Allen Kahn, M.D.
55 East Washington Street
Chicago, IL 60602-2174

Edwin Johnson
P.O. Box 288
Hazelcrest, IL 60429

David L. Malcolm
750 "B" Street - Suite 3130
San Diego, California 92101